UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FIRST INTERSTATE BANCSYSTEM, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FIRST INTERSTATE BANCSYSTEM, INC.

401 North 31st Street

P.O. Box 30918

Billings, Montana 59116-0918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Wednesday, May 20, 2015

at 4:00 p.m., Mountain Daylight Time

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders of First Interstate BancSystem, Inc. will be held at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Wednesday, May 20, 2015, at 4:00 p.m., Mountain Daylight Time, for the following purposes:

1.	To elect six directors to serve three-year terms, or until their respective successors have been elected and appointed;

2.	To conduct an advisory vote on executive compensation;

3.	To approve our 2015 Equity and Incentive Plan;

4.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 16, 2015 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, we urge you to vote. Registered holders may vote:

•	By internet—access http://www.voteproxy.com and follow the on-screen instructions;

•	By telephone—call 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions;

•	By mail—sign, date and mail your proxy card in the envelope provided as soon as possible; or,

•	In person—vote your shares in person by attending the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ THOMAS W. SCOTT

Thomas W. Scott

Chairman of the Board of Directors

Billings, Montana

April 2, 2015

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF SHAREHOLDERS

OF

FIRST INTERSTATE BANCSYSTEM, INC.

Solicitation Information

This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.astproxyportal.com/ast/40016/ on or about April 2, 2015. Our board of directors, or the Board, is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 20, 2015. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.

We are pleased to take advantage of the Securities and Exchange Commission, or SEC, e-proxy rules that allow companies to post their proxy materials on the internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about April 2, 2015. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.

When we refer to the “Company,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our bank subsidiary.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.

Why did I receive more than one proxy card?

While we have attempted to consolidate your holdings onto one proxy card, you may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. In addition, if your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote on and sign each proxy card you receive.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Is this proxy statement the only way that proxies are being solicited?

In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the annual meeting if you owned shares of our Class A or Class B common stock as of the close of business on our record date of March 16, 2015.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 21,585,683 shares of Class A common stock outstanding and entitled to vote and 23,834,272 shares of Class B common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock and our Class B common stock are referred to collectively as our “common stock.”

How are votes counted?

The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes on all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law.

Is there a quorum requirement?

For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.

What is the difference between a “shareholder of record” and other “beneficial” holders?

These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.

How do I vote my shares?

If you are a “shareholder of record,” you can vote your proxy:

•	via internet at www.voteproxy.com;

•	via telephone by calling 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries;

•	by mailing in the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or

•	by designating another person to vote your shares with your own form of proxy.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically or by telephone. If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Proposal One—the Board recommends that you vote your shares FOR the election of each of the six director nominees.

Proposal Two—the Board recommends you vote your shares FOR the approval, on an advisory basis, of executive compensation as disclosed in the Proxy statement.

Proposal Three—the Board recommends you vote your shares FOR the approval of the 2015 Equity and Incentive Plan.

Proposal Four— the Board recommends you vote your shares FOR ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2015.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of all six director nominees, FOR the approval, on an advisory basis, of executive compensation, FOR approval of the 2015 Equity and Incentive Plan and FOR the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Can my broker vote my shares for the proposal regarding the election of directors?

A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. The only routine matter in this proxy statement is Proposal Four to ratify the appointment of our independent registered public accounting firm. Proposal One to elect the director nominees, Proposal Two to conduct an advisory vote on executive compensation and Proposal Three to approve the 2015 Equity and Incentive Plan are non-routine matters. Therefore, if we receive a proxy card with a broker non-vote, your proxy will be voted for Proposal Four and it will not be included in determining the number of votes cast with regard to Proposals One, Two and Three. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

How do I change or revoke my proxy?

After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may revoke your proxy by doing one of the following:

•	sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);

•	voting again via the internet or by telephone using the instructions described in the Notice; or

•	attending the annual meeting and voting your shares in person.

What vote is required?

With respect to Proposal One to elect the director nominees, a majority of votes are needed to elect a director. This means that the six nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected. Neither a vote to abstain nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

With respect to Proposal Two, to conduct an advisory vote on executive compensation, advisory approval will be obtained if the votes cast in favor of the matter exceed the votes cast in opposition. Broker non-votes will not count as a vote cast “FOR” or “AGAINST” this proposal, and will have no direct effect on the outcome of this proposal. Abstentions will be treated as a vote cast and have the same effect as a vote “AGAINST” this proposal.

With respect to Proposal Three, to approve the 2015 Equity and Incentive Plan, approval will be obtained by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Broker non-votes will not count as a vote cast “FOR” or “AGAINST” this proposal, and will have no direct effect on the outcome of this proposal. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

With respect to Proposal Four to ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2015, ratification will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

With respect to all other business which may properly come before the annual meeting, unless a greater number of votes are required by law or by our articles of incorporation, the business will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.

What if I have further questions?

If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Carol Stephens Donaldson, at (406) 255-5378, or e-mail: carol.donaldson@fib.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

In accordance with our second amended and restated bylaws, the number of our directors must be at least five and not more than eighteen. We currently have seventeen directors. The Board is divided into three groups with staggered three-year terms.

A total of six directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The Board has nominated for election as directors:

•	Ed Garding

•	David L. Jahnke

•	Ross E. Leckie

•	James R. Scott

•	Randall I. Scott

•	Teresa A. Taylor

All of the director nominees are current members of the Board.

Unless authority to vote is withheld, the persons named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The following tables set forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.

Name and Age	Director Since	Principal Occupation
Ed Garding, 65	2012	President and Chief Executive Officer, First Interstate BancSystem, Inc.
David L. Jahnke, 61	2011	Retired Partner, KPMG
Ross E. Leckie, 57	2009	Executive Vice President, Allianz SE
James R. Scott, 65	1971	Executive Vice Chairman of the Board, First Interstate BancSystem, Inc.
Randall I. Scott, 61	1993	Managing General Partner, Nbar5 Limited Partnership
Teresa A. Taylor, 51	2012	Owner and Chief Executive Officer, Blue Valley Advisors, LLC

A majority of votes are needed to elect a director. This means that the six nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected.

The Board recommends a vote “FOR” each of the nominees named above.

DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

Name and Age	Director Since	Term Expires	Principal Occupation
Steven J. Corning, 62	2008	2017	President and Chief Executive Officer, Corning Companies
Dana L. Crandall, 50	2014	2017	Vice President-Service Delivery, Comcast
David H. Crum, 70	2001	2016	President and Chief Executive Officer, Crum Electric Supply Co., Inc.
William B. Ebzery, 65	2001	2016	Owner, Cypress Capital Management, LLC, and Certified Public Accountant-retired
Charles E. Hart, M.D., M.S., 65	2008	2017	Retired President and Chief Executive Officer, Regional Health, Inc.
Charles M. Heyneman, 54	2011	2017	Assistant Vice President, First Interstate Bank
John M. Heyneman, Jr., 48	2010	2016	Contractor, North Main Association
Jonathan R. Scott, 41	2013	2016	President, First Interstate Bank, Jackson
Thomas W. Scott, 71	1971	2017	Chairman of the Board, First Interstate BancSystem, Inc.
Michael J. Sullivan, 75	2003	2017	Senior Attorney, Lewis, Roca & Rothgerber LLP
Theodore H. Williams, 60	2013	2016	Developer and Manager, Thompson Creek Unit

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Amendments to Section 14A of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, pursuant to the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, require us to provide our shareholders an opportunity to cast an advisory vote to approve the compensation of the executive officers named in this proxy statement.

Our general compensation philosophy is that executive compensation should align with shareholders’ interests without encouraging excessive or unnecessary risk. Our executive compensation programs are designed to attract and retain qualified executive officers and establish an appropriate relationship between executive pay and the Company’s annual financial performance and long-term growth objectives. Long-term executive compensation, through the award of time restricted stock and performance restricted stock encourages growth in executive stock ownership and helps drive performance that rewards both our executives and our shareholders.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement under the subheadings “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors.” This vote is intended to address the overall compensation of named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on us, the compensation committee or the Board. The Board and compensation committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

A majority of the shares entitled to vote and present in person or represented by proxy are needed to approve, on an advisory basis, the compensation of our executive officers. This means that our executive compensation will be approved, on an advisory basis, if the votes cast by shareholders in favor of advisory approval exceed those votes cast in opposition of advisory approval.

The Board recommends a vote “FOR” advisory approval of our compensation of executive officers named in this proxy statement.

PROPOSAL THREE

APPROVAL OF THE FIRST INTERSTATE BANCSYTEM, INC.

2015 EQUITY AND INCENTIVE PLAN

On November 20, 2014, the Board of Directors approved the First Interstate BancSystem, Inc. 2015 Equity and Incentive Plan (the “2015 Plan”), subject to approval by the shareholders of the Company. The Company currently maintains the 2006 Equity Compensation Plan (the “2006 Plan”), which consolidated into one plan the benefits available under the First Interstate BancSystem, Inc. 2001 Stock Option Plan, the First Interstate BancSystem, Inc. 2004 Restricted Stock Benefit Plan, the Director Stock Compensation Plan and the Officer Stock Benefit Plan and provided additional benefits.

The 2015 Plan does not increase the number of shares of the Common Stock that are available for awards under the 2006 Plan. If shareholders approve the 2015 Plan, no new awards will be granted under the 2006 Plan after the Annual Meeting. However, the 2006 Plan will continue with respect to awards made previously under such plan (and under the plans consolidated under the 2006 Plan, if applicable).

General

The purpose of the 2015 Plan is to advance the interests of our shareholders by enhancing our ability to attract and retain persons who are expected to make important contributions to our long range success by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders.

The 2015 Plan is designed to provide us with flexibility to select from among various equity-based and performance compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing performance-based compensation.

Principal Features of the 2015 Plan

A summary of the principal features of the 2015 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2015 Plan that is attached to this Proxy Statement as Appendix A.

The 2015 Plan will permit awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance compensation as described below. Shareholder approval of the 2015 Plan will permit the performance-based awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code, or the Code.

Awards and grants under the 2015 Plan are referred to as “Awards.” Those eligible for Awards under the 2015 Plan are referred to as “Participants.” Participants include any employee or director who is designated by the Board to receive one or more Awards under the 2015 Plan.

Shares Available for Issuance

As of December 31, 2014, approximately 783,007 shares of Class A common stock were available for new grants under our 2006 Plan and there were approximately 836,940 shares of our Class A common stock and 911,092 shares of our Class B common stock subject to outstanding awards under the 2006 Plan. As indicated above, no new grants or awards will be made under the 2006 Plan if the 2015 Plan is approved. Even upon approval of the 2015 Plan, the 2006 Plan will continue with respect to the awards outstanding under such plan.

The maximum number of shares reserved for issuance under the 2015 Plan is 2,000,000 shares of Class A common stock. The maximum number of shares of common stock that may be subject to Awards granted to an individual employee Participant in any calendar year may not exceed 200,000 shares of Class A common stock. The maximum number of shares of common stock that may be subject to Awards granted to an individual director Participant in any calendar year may not exceed 50,000 shares of Class A common stock. The maximum cash performance compensation award an individual employee or director Participant may be granted is $3,000,000 in any calendar year. If an Award (other than a cash performance compensation award) is to be settled in cash, the number of shares of common stock on which the Award is based will count toward such individual share limit.

The 2015 Plan prohibits the repricing of Awards without shareholder approval. The 2015 Plan also prohibits the recycling of shares subject to canceled, forfeited or expired Awards, tendered in payment of a stock option exercise price, delivered or withheld to satisfy tax withholding obligations, or covered by a stock-settled stock appreciation right or other Award that was not issued upon the settlement of the Award. These shares will not again be available for issuance under the 2015 Plan.

Administration and Eligibility

The 2015 Plan will be administered by the compensation committee of the Board (the “Committee”), provided that the Board may itself exercise or delegate to any other person or committee any of the authority granted to the Committee with respect to the Plan.

The Committee may establish procedures such that Awards to “covered employees and officers” will comply with the exemption requirements of Section 162(m) of the Code and/or Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which case the Awards will be determined and made by a subcommittee consisting solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. Our Chief Executive Officer has the authority to make Awards to Participants who are not covered employees within the meaning of Section 162(m) of the Code, subject to any limitations or guidelines established by the Committee.

The administrator of the 2015 Plan, whether it is the Committee or the Board, shall have exclusive authority to construe and interpret the 2015 Plan, including the authority to (i) determine to whom awards will be granted, the timing, manner and nature of awards granted, the number of shares to be subject to any award, the purchase price, exercise price, medium of payment and vesting provisions of any award, (ii) designate awards as performance awards and select performance criteria used to establish performance goals of the award, (iii) modify the time and/or manner of vesting, or the term of any outstanding award subject to Participant’s consent, (iv) determine the duration and purpose of leaves of absence which may be granted to grantees without constituting termination of employment for purposes of the 2015 Plan, (v) make decisions with respect to outstanding awards upon a change in control or other triggering event, and (vi) all other discretionary determinations necessary or advisable for administration of the 2015 Plan. The Committee’s discretionary determination will be final, binding and conclusive on all parties. Members of the Committee are appointed by and serve at the pleasure of the Board and may be removed by the Board at its discretion.

We have agreed to indemnify and hold harmless each person who is or was a member of the Committee or the Board against and from (a) any loss, cost, liability or expense that may result from any claim, action, suit or proceeding to which such person may be a party, or in which such person may be involved, by reason of any action taken or failure to act under the 2015 Plan, and (b) all amounts paid by such person in settlement thereof, with our approval, or paid by such person, in satisfaction of judgment in any such action, suit or proceeding against such person, provided such person shall give us an opportunity, at our own expense, to handle and defend the action, suit or proceeding before such person undertakes to handle and defend it on such person’s own behalf.

Terms and Conditions of Awards

The 2015 Plan allows us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance compensation awards.

Stock Options. A stock option is the right to purchase a specified number of shares of our Class A common stock in the future at a specified exercise price and subject to other terms and conditions specified in the option agreement and the 2015 Plan. Stock options granted under the 2015 Plan will be either “incentive stock options,” which are intended to receive special tax treatment under the Code, or options other than incentive stock options (referred to as “non-qualified options”), as determined by the Committee and stated in the applicable option agreement. The exercise price of any non-qualified stock option must be at least equal to the fair market value of the Class A common stock on the date of the grant. The exercise price of any incentive stock option granted to stockholders who own greater than 10% of our voting stock must be at least equal to 110% of the fair market value of the Class A common stock on the date of the grant. At the time of grant, the Committee, in its sole discretion, will determine when stock options are exercisable and when they expire, provided the term cannot exceed ten years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). Each stock option shall be evidenced by a stock option agreement that shall state whether it is an incentive stock option or a non-qualifying option, option exercise price, the duration of the stock option, the number of shares of Class A common stock to which the stock option pertains, the vesting schedule of the stock option and such other terms and conditions as may be determined from time to time by the Committee. For purposes of the 2015 Plan, “fair market value” means the closing sale price for the primary trading session in the principal U.S. market for our Class A common stock on the first trading day prior to the date of grant.

The purchase price for any shares purchased pursuant to exercise of a stock option granted under the 2015 Plan must be paid in full upon exercise of the stock option either in cash, or, in the discretion of the Committee and upon such terms and conditions as it may approve, the exercise price may be paid by (a) transferring to us shares of previously acquired Class A common stock, at their fair market value on the date of delivery, (b) by a combination of these methods, or (c) in such other manner as the Committee may determine. The foregoing alternatives are, however, subject to any applicable limitations on loans to officers and to applicable “insiders” and other trading rules and regulations of the Securities and Exchange Commission (the “SEC”).

No incentive stock option may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded $100,000 in incentive stock options in any calendar year, any incentive stock options in excess of $100,000 granted during the same year will be treated as non-qualified stock options.

Non-qualified stock options may, in the sole discretion of the Committee, be transferable to a permitted transferee, upon written approval of the Committee to the extent provided in the award agreement. If the award agreement does not provide for transferability, then non-qualified stock options are generally transferable to family members by gift or by will or the laws of descent and distribution.

Stock options granted under the 2015 Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) are subject to the terms and conditions set by the Committee and may be granted on a stand-alone basis (“free-standing rights”) or in tandem with stock options granted under the 2015 Plan (“related rights”). A SAR granted under the 2015 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value at the date of exercise of a share of our Class A common stock over a specified exercise price fixed by the Committee. Payment may be made in cash, shares of Class A common stock, or in any combination of the two, as determined by the Committee.

The exercise price of a free-standing right shall not be less than 100% of the fair market value of one share of Class A common stock on the date of grant of the SAR. A related right will have the same exercise price, is transferable upon the same terms and conditions and is exercisable only to the same extent as the related stock option. Upon the exercise of a related right, the number of shares of Class A common stock for which any related stock option is exercisable will be reduced by the number of shares for which the related right has been exercised.

Restricted Stock. Restricted stock consists of Class A common shares which are transferred or sold to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. The Committee determines the eligible Participants to whom, and the time or times at which, grants of restricted stock will be made, the number of shares of Class A common stock to be granted, the price to be paid, if any, the time or times within which the shares of Class A common stock covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the Awards. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company, the passage of time or other restrictions or conditions determined by the Committee. Unless otherwise provided in the award agreement, the restricted stock Participants generally have the rights and privileges of a shareholder, including the right to vote and receive dividends on the restricted shares.

Restricted Stock Units. Restricted stock units (“RSUs”) are hypothetical common stock units that have a value equal to the fair market value of an identical number of shares of our Class A common stock and entitle the Participant to payment in cash or shares of Class A common stock at the expiration of the restriction period. The Committee determines the eligible Participants to whom, and the time or times at which, grants of RSUs will be made, the number of RSUs to be granted, the time or times at which the restrictions will terminate and all other terms and conditions of an RSU award. A Participant has no voting rights with respect to RSUs. RSUs awarded to Participants are subject to forfeiture until the expiration of the restricted period and satisfaction of any applicable performance goals during such period. Upon the expiration of the restricted period, we will deliver to the Participant, or his or her beneficiary, without charge, one share of Class A common stock for each outstanding vested RSU and cash equal to any dividend equivalents credited and the interest thereon, if any, or, at the discretion of the Committee, in shares of Class A common stock having a fair market value equal to such dividend equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable award agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Class A common stock in lieu of delivering only shares of Class A common stock for vested RSUs. If a cash payment is made in lieu of delivering shares of Class A common stock, the amount of such payment will be equal to the fair market value of our Class A common stock as of the date on which the restricted period lapsed with respect to each vested RSU.

Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the Company, the passage of time or other restrictions or conditions determined by the Committee.

Performance Compensation Awards. The Committee has the authority, at the time of grant of any Award described in the 2015 Plan other than stock options and SARs, to designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Code Section 162(m). In addition, the Committee has the authority to make an Award of a cash incentive to any Participant and designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Code Section 162(m).

The Committee will, in its sole discretion, designate within the first 90 days of a performance period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)) which Participants will be eligible to receive performance compensation awards. The Committee has full discretion to select the length of the performance period provided any such performance period will not be less than one fiscal quarter in duration, the types of performance compensation awards to be issued, the performance criteria used to establish performance goals, the kinds and/or levels of the performance goals that apply and the performance formula. The maximum performance compensation award payable to any one Participant under the 2015 Plan (excluding any stock options and SARS) is 200,000 shares of Class A common stock. The maximum amount that can be paid in any calendar year to any Participant pursuant to a cash performance compensation award is $3,000,000.

Performance criteria for purposes of establishing the performance goals for a performance period with respect to any performance compensation award under the 2015 Plan will be based on one or more of the following metrics: (a) net earnings or net income; (b) basic or diluted earnings per share; (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit; (f) net operating profit; (g) return on assets, capital, invested capital, equity, tangible equity, or tangible common equity; (h) cash flow including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital; (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) efficiency ratio; (k) improvements in capital structure; (l) budget and expense management; (m) number of customers or accounts; (n) total assets or asset mix; (o) loans or loan mix; (p) deposits; (q) asset quality; (r) credit quality; (s) regulatory exams; (t) audit results; (u) customer satisfaction; (v) share price including, but not limited to, growth measures and total shareholder return; (w) expense targets; (x) operating efficiency; (y) working capital targets; (z) enterprise value; and (aa) completion of acquisitions or business expansion.

Performance criteria may be expressed in any form that the Committee determines, including but not limited to, absolute value, ratio, average, percentage growth, absolute growth, cumulative growth, per share of common stock outstanding, or per full-time equivalent employee. The Committee has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing performance criteria without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

The Committee may award and administer options and SARs in accordance with the requirements of Code Section 162(m), such that those awards will also qualify as “performance-based compensation.” These awards will be granted by the Committee, within the maximum number of shares that may be granted to an employee during a specified period and granted at no less than 100% of the fair market value of the stock on the date of grant.

Effect of Certain Events on Awards

In the event of any change in the outstanding shares of common stock by reason of any stock dividend or split, combination or exchange of shares, recapitalization or other change in our capital structure, the Committee shall make such substitution or adjustment as may be deemed equitable as to (a) the number and kind of securities to be delivered under the 2015 Plan, (b) the maximum number or amount of awards that may be granted in a fiscal year, (c) the number and kind of securities subject to outstanding awards, (d) the exercise price of any outstanding stock option or SAR or (e) any other characteristics or terms of the awards as it may determine necessary to preserve the economic intent of Awards outstanding under the 2015 Plan.

In the event of a change of control or merger, reorganization, or other transaction in which we are not the surviving entity (each, a “Reorganization Event”), the Committee may provide without further consent or agreement by the Participant, that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation with appropriate adjustments as to the number and kind of shares and prices. To the extent Awards are not assumed by the acquiring or succeeding corporation, the Committee may provide either (a) that outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, prior to or upon consummation of the Reorganization Event and to the extent not exercised, will be terminated in connection with the Reorganization Event) or (b) that outstanding Awards will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Reorganization Event.

For purposes of the 2015 Plan, a change in control generally occurs when (1) any corporation, person or group obtains common stock that represents 50% or more of the Company’s voting power; (2) the majority of our Board changes, subject to certain exceptions, over a twelve-month period; or (3) one person, or more than one person acting as a group, acquires or has acquired during the twelve-month period ending on the date of the most recent acquisition, assets with a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition.

In the event of a Participant’s termination of service without cause or for good reason during the 24-month period following a change in control, all outstanding stock options and SARs will become immediately exercisable, the restricted period will expire immediately with respect to all outstanding shares of restricted stock and RSUs, and all performance goals and other vesting criteria will be deemed achieved at the greater of (i) 100% of target levels and (ii) actual performance as of the date of the change in control, with respect to outstanding performance compensation awards.

Termination of Employment

Unless the applicable award agreement provides otherwise, in the event of a Participant’s termination of employment or service due to his or her death or disability, such Participant’s stock options and/or SARs (to the extent exercisable at the time of such termination) will remain exercisable until twelve months following such termination (but not beyond the original term of the stock option or SAR) and thereafter will be canceled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a Participant’s voluntary termination of employment or service (and not due to such participant’s death or disability, such participant’s stock options and/or SARs (to the extent exercisable at the time of such termination) will remain exercisable until three months following such termination (but not beyond the original term of the stock option or SAR) and thereafter will be canceled and forfeited to us. In the event of a Participant’s termination of employment or service for cause, such participant’s outstanding stock options and/or SARs will immediately be canceled and forfeited to us.

The vesting and/or forfeiture of any other type of award in connection with a termination of employment or service will be as provided for in the applicable award agreement.

Amendment and Termination

Our Board may amend, alter, suspend or terminate the 2015 Plan provided that no such amendment or termination of the 2015 Plan or amendment of outstanding awards may materially impair the previously accrued rights of any recipient of an award under the 2015 Plan without his or her written consent. However, the Board will be required to obtain approval of the shareholders of any amendment of the Equity Plan that is required approval by law, rule or regulation; or relates to any award intended to qualify for an exemption under Section 162(m) of the Code if such approval is required under Section 162(m) of the Code.

The 2015 Plan will terminate on November 20, 2024, unless the 2015 Plan is terminated earlier by our Board or due to delivery of all shares of common stock available under the 2015 Plan; however, any awards outstanding when the 2015 Plan terminates will remain outstanding until such awards vest, are exercised, terminate or expire.

U.S. Federal Income Tax Consequences

The federal income tax consequences to the Company and to its eligible employees or directors of various awards under the 2015 Plan are complex and subject to change. The following discussion is only a summary of some of the general rules applicable to the 2015 Plan, based on federal income tax laws in effect on the date of this Proxy Statement, and is intended solely for the general information of the shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2015 Plan. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular Participant based upon his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code § 409(A)), or other tax laws other than federal income tax law.

The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, we strongly advise all Participants to consult with their tax advisors concerning the tax implications and treatment of awards granted under the 2015 Plan.

This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. If an award fails to comply with Section 409A of the Code, the award may be subject to immediate taxation, interest and tax penalties in the year the award vests or is granted.

Stock Options. The grant of stock options under the 2015 Plan will not result in taxable income to the grantee of the option or an income tax deduction for us. However, the transfer of common stock to an option holder upon exercise of his or her options may or may not give rise to taxable income to the option holder and tax deductions for us, depending upon whether the options are “incentive stock options” or “non-qualified options.”

Upon the exercise of a non-qualified option by an option holder, such holder will recognize taxable compensation income (which is subject to tax at ordinary rates), and we will recognize a corresponding deduction for compensation paid, equal to the difference, if any, between the fair market value of the shares of common stock acquired by exercising the option, minus the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the date of such exercise will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares, long-term if the holder holds those shares for more than a year after the date of exercising the option.

In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for us if the holder has been an employee of ours at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the incentive stock option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as “disqualifying dispositions”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price, or (2) the amount realized upon the disposition of the shares minus the exercise price. The Company would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition of the shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the option holder. Such capital gain or loss would be long-term if the holder holds those shares for more than a year after the date of exercising the option.

Stock Appreciation Rights and Restricted Stock Units. The granting of SARs and RSUs does not result in taxable income to the recipient or a tax deduction for us. Upon exercise of an SAR or the settlement of an RSU, the amount of any cash the participant receives and the fair market value of any common stock received are taxable to the participant as ordinary income and such amount will be deductible by the Company.

Restricted Stock. Unless an election is made by the recipient under Section 83(b) of the Code, a participant will not recognize any taxable income upon the award of shares of restricted stock that are not transferable and are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock prior to the lapse of restrictions applicable to that stock will be taxable as compensation income to the participant. Generally the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse, less any amount paid with respect to the award of restricted stock. The recipient’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The recipient’s holding period will commence on the date on which the restrictions lapse.

As indicated above, a participant may elect, under Section 83(b) of the Code, to recognize taxable ordinary income upon the award date of restricted stock (rather than being taxed as described above) based on the fair market value of the shares of common stock subject to the award on the date of the award. If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse. Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the taxable year in which that participant recognizes that ordinary income.

Performance Compensation Awards. The granting of a performance compensation awards (whether payable in shares or cash) generally should not result in the recognition of taxable income by the recipient or a tax deduction by us. The payment or settlement of these awards should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the Company. If the shares covered by the award are not transferable and are subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of restricted stock awards described above. If the award consists of unrestricted shares of common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and the Company will be entitled to a corresponding tax deduction.

Section 162(m) of the Code. Code Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation paid to the CEO and any of the Company’s other listed officers (other than the CFO or any officer not subject to U.S. income tax). The Company intends that options, stock appreciation rights and performance compensation awards granted under the 2015 Plan will qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2015 Plan will be fully deductible under all circumstances. In addition, other awards under the 2015 Plan may not qualify as performance-based compensation under Section 162(m), and therefore compensation paid to executive officers in connection with such awards may not be deductible.

Miscellaneous

A new benefits table (as required under applicable rules and regulations of the SEC) is not provided in this Proxy Statement because no grants have been made under the 2015 Plan and all Awards are discretionary.

Approval by Stockholders

In order to be adopted, the 2015 Plan must be approved by the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the annual meeting. This means that the 2015 Plan will be adopted if the votes cast by shareholders in favor of approval exceed those votes cast in opposition of approval.

The Board recommends a vote “FOR” approval of the

First Interstate BancSystem, Inc. 2015 Equity and Incentive Plan.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey LLP was appointed by the audit committee of the Board as our independent registered public accounting firm for the year ending December 31, 2015. The audit committee recommended that the Board ratify this appointment.

The Board ratified the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2015 and is submitting the appointment to our shareholders for ratification at the annual meeting. No representatives of McGladrey LLP are expected to be present at the annual meeting.

Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated. A majority of the shares entitled to vote and present in person or represented by proxy are needed to ratify the appointment of the independent registered public accounting firm. This means that the appointment of McGladrey LLP as the independent registered public accounting firm for the Company will be ratified if the votes cast by shareholders in favor of ratification exceed those votes cast in opposition of ratification.

The Board recommends a vote “FOR” ratifying the appointment of McGladrey LLP as our independent registered public accounting firm.

IMPORTANT NOTE REGARDING CERTAIN INFORMATION

CONTAINED IN THIS PROXY STATEMENT

Unless otherwise indicated, all information relating to shares of our common stock contained in this proxy statement under “Security Ownership of Certain Beneficial Owners and Management,” “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors,” including stock options, restricted shares and per share information, gives effect to the recapitalization of our previously-existing common stock which occurred on March 5, 2010, and which, among other things, redesignated our previously-existing common stock as Class B common stock and created a new class of common stock designated as Class A common stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 16, 2015 for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of a class of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage of class beneficially owned as of March 16, 2015 is based on 21,585,683 shares of Class A common stock and 23,834,272 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of each class of common stock subject to options held by that person that were exercisable on or within 60 days of March 16, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage of Class A common stock ownership of that person, we assumed the conversion of any Class B common stock beneficially owned by such person into Class A common stock on a share-for-share basis.

Certain of our directors and greater than 5% shareholders, who own collectively and in the aggregate more than 50% of our outstanding common stock, are members of a “group,” as that term is defined in Section 13(d)(3) of the Exchange Act. This group is comprised of the following individuals and certain entities controlled by these individuals: James R. Scott, Randall I. Scott, Thomas W. Scott, John M. Heyneman, Jr. and Homer A. Scott, Jr.

Unless otherwise noted below, the address for each director, director nominee, named executive officer and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116.

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BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock		Class B Common Stock
	Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent
Directors and nominees for director
Randall I. Scott(1)	5,440,962	20.1%	5,427,810	22.8%
James R. Scott(2)	5,049,136	19.0	4,995,427	21.0
Thomas W. Scott(3)	2,637,371	10.9	2,612,996	11.0
John M. Heyneman, Jr.(4)	1,739,312	7.5	1,723,156	7.2
Jonathan R. Scott(5)	913,582	4.1	894,925	3.8
Ed Garding(6)	191,828	*	24,192	*
William B. Ebzery(7)	163,396	*	19,072	*
Charles M. Heyneman(8)	159,411	*	149,214	*
David H. Crum(9)	76,709	*	10,744	*
Michael J. Sullivan(10)	46,010	*	33,008	*
Ross E. Leckie(11)	26,944	*	1,960	*
Charles E. Hart, M.D., M.S.(12)	25,442	*	4,464	*
Steven J. Corning(13)	22,152	*	15,208	*
David L. Jahnke	8,252	*	—	*
Theodore H. Williams	7,114	*	—	*
Teresa A. Taylor	3,794	*	—	*
Dana L. Crandall	861	*	—	*
Named executive officers who are not directors
Michael G. Huston(14)	60,554	*	17,192	*
Kevin Riley	52,111	*	—	*
Kevin J. Guenthner(15)	35,596	*	2,354	*
Robert M. Cerkovnik(16)	30,878	*	2,543	*
All executive officers and directors as a group (21 persons)(17)	16,691,415	44.4	15,934,265	66.6
5% or greater security holders
First Interstate Bank(18)	8,156,943	28.6	6,921,176	29.0
Homer A. Scott, Jr.	2,381,467	10.0	2,343,764	9.8
Dimensional Fund Advisors LP(19)	1,107,678	5.1	—	*
6300 Bee Cave Rd, Building One
Austin, TX 78746

*	Less than 1% of the class of common stock outstanding.
(1)

Includes 3,795,676 Class B shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 357,840 Class B shares owned beneficially as general partner of Nbar5 A Limited Partnership, 670,160 Class B shares owned beneficially as acting managing general partner for various Scott family partnerships, 429,180 Class B shares owned beneficially as co-trustee for Scott family members, and 9,648 Class A shares owned through our profit sharing plan.

(2)

Includes 2,211,036 Class B shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 Class B shares owned beneficially as president of the James R. and Christine M. Scott Family Foundation, 75,852 Class B shares owned beneficially as conservator for a Scott family member, 4,324 Class B shares owned beneficially as trustee for a Scott family member, 322,641 Class B shares and 31,587 Class A shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, 17,764 Class A shares owned through our profit sharing plan and 2,208 Class B shares issuable under stock options.

(3)	Includes 222,528 Class B shares owned beneficially as owner of IXL Ranch, LLC and 2,208 Class B shares issuable under stock options.
(4)

Includes 1,155,792 Class B shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership, 429,180 Class B shares owned beneficially as co-trustee for Scott family members and 15,295 Class A shares issuable under stock options.

(5)	Includes 147,262 Class B shares owned beneficially as trustee for Scott family members, 10,316 Class B shares issuable under stock options and 8,559 Class A shares issuable under stock options.
(6)	Includes 19,056 Class A shares owned through our profit sharing plan, 25,295 Class A shares issuable under stock options and 12,336 Class B shares issuable under stock options.
(7)	Includes 26,750 Class A shares owned through a family limited partnership, 19,072 Class B shares issuable under stock options and 13,081 Class A shares issuable under stock options.
(8)

Includes 3,492 Class A shares owned through our profit sharing plan and 11,976 Class B shares owned beneficially for Scott family members and for which Mr. Heyneman has sole voting and no investment authority.

(9)	Includes 63,993 Class A shares held in trust for Crum family members, 10,744 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(10)	Includes 10,744 Class B shares issuable under stock options and 7,773 Class A shares issuable under stock options.
(11)	Includes 1,960 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(12)	Includes 4,464 Class B shares issuable under stock options and 4,186 Class A shares issuable under stock options.
(13)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.
(14)	Includes 4,972 Class A shares owned through our profit sharing plan, 12,758 Class A shares issuable under stock options and 15,416 Class B shares issuable under stock options.
(15)	Includes 8,760 Class A shares owned through our profit sharing plan and 8,344 Class A shares issuable under stock options.
(16)	Includes 5,248 Class A shares owned through our profit sharing plan.
(17)	Includes 68,940 Class A shares owned through our profit sharing plan, 101,207 Class A shares issuable under stock options and 93,932 Class B shares issuable under stock options.
(18)

Includes 1,112,349 Class A shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 123,418 Class A shares that may be deemed to be beneficially owned as trustee for Scott family members and 6,921,176 Class B shares that may be deemed to be beneficially owned as trustee for Scott family members. Shares owned beneficially by First Interstate Bank, as trustee, may also be beneficially owned by participants in our profit sharing plan and certain Scott family members.

(19)

Based solely on a Schedule 13G filed with the SEC on February 5, 2015, and prepared as of December 31, 2014. Dimensional Fund Advisors LP, an investment advisor, serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over our Class A shares owned by the Funds, and may be deemed to be the beneficial owner of the Class A shares held by the Funds. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Class A shares held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of our Class A shares.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2014, regarding our equity compensation plans.

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	For Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)
Equity compensation plans approved by shareholders(2)	1,748,032	$17.01	783,007
Equity compensation plans not approved by shareholders	NA	NA	NA

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.
(2)

Represents stock options issued pursuant to the 2001 Stock Option Plan and 2006 Equity Compensation Plan, as amended and restated. See Note 19, Stock-based Compensation, of our audited financial statements for the fiscal year ended December 31, 2014 included in our annual report on Form 10-K.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning each of our current directors, director nominees and executive officers.

Name	Age	Position
Thomas W. Scott	71	Chairman of the Board
James R. Scott	65	Executive Vice Chairman of the Board
Ed Garding	65	President, Chief Executive Officer and Director
Kevin P. Riley	55	Executive Vice President and Chief Financial Officer
Robert M. Cerkovnik	56	Senior Vice President and Chief Credit Officer
Kevin J. Guenthner	51	Senior Vice President and Chief Information Officer
Michael G. Huston	47	Executive Vice President and Chief Banking Officer
Steven J. Corning	62	Director
Dana L. Crandall	50	Director
David H. Crum	70	Director
William B. Ebzery	65	Director
Charles E. Hart, M.D., M.S.	65	Director
Charles M. Heyneman	54	Director
John M. Heyneman, Jr.	48	Director
David L. Jahnke	61	Director
Ross E. Leckie	57	Director
Jonathan R. Scott	41	Director
Randall I. Scott	61	Director
Michael J. Sullivan	75	Director
Teresa A. Taylor	51	Director
Theodore H. Williams	60	Director

Business Biographies

Thomas W. Scott has been our chairman since January 2004 and a director since 1971. He began his employment with the Company in 1969. Mr. Scott served as our chief executive officer from 1978 through 2003. In addition, Mr. Scott has been a director of First Interstate Bank since January 2002, serving as chairman of the Board from 2004 to 2011. Mr. Scott has also served as a director of First Interstate BancSystem Foundation since 1990 and was a member of the Federal Reserve Bank Board of Minneapolis from 2007 to 2009. Mr. Scott also served as Chairman of Leadership Montana. Mr. Scott was appointed by Wyoming’s governor to serve on the board of the Wyoming Business Council. Mr. Scott received his Bachelor of Arts degree in Economics from the University of Wyoming. Mr. Scott is the brother of James R. Scott, the father of Jonathan R. Scott and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience as a result of his years of service in top executive management positions with the Company and other family-related businesses, as well as his service on other corporate boards. Mr. Scott has extensive knowledge of the economies of our region and communities the Company serves and over the years has exercised community leadership positions. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history.

James R. Scott has been a director of ours since 1971, the executive vice chairman of the Board since March 2012 and the vice chairman of the Board from 1990 to 2012. Mr. Scott has served as a director of First Interstate Bank since 2007, serving as chairman since 2011. Mr. Scott is chairman of the Padlock Ranch Corporation, managing partner of J.S. Investments, and vice president of the Foundation for Community Vitality, board member of First Interstate Foundation and lifetime trustee at Fountain Valley School of Colorado. Mr. Scott also served as chairman of the Homer A. and Mildred S. Scott Foundation from 1990 to 2006, chairman of First Interstate Foundation from 1990 to 2006, and chairman of Scott Family Services, Inc. from 2003 to 2012. Mr. Scott is the brother of Thomas W. Scott, and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., Jonathan R. Scott and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management, business and corporate governance experience as a result of his years of service to the Company and other family-related businesses. Mr. Scott has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott serves as chairman of the executive committee.

Ed Garding has been our chief executive officer since April 2012, our chief operating officer from August 2010 to April 2012 and served as an executive vice president of ours since January 2004. Mr. Garding has served as a director of ours since 2012. Mr. Garding served as our chief credit officer from 1999 to August 2010, senior vice president from 1996 through 2003, president of First Interstate Bank from 1998 to 2001 and president of the Sheridan branch of First Interstate Bank from 1988 to 1996. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971. He received his Bachelor of Science degree in Business from Montana State University-Billings. Mr. Garding serves on the board of the Billings YMCA and is a member of the Montana State University-Billings School of Business. Mr. Garding served as chairman of the Montana Bankers Association, served as chairman of the Wyoming Bankers Association and is past chairman and board member of the Pacific Coast Banking School.

The qualifications of Mr. Garding identified by the Board include the following: Mr. Garding has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. Mr. Garding also provides strategic insight and direction to the Company.

Kevin P. Riley has been our executive vice president and chief financial officer since August 2013. Mr. Riley has also served as a director of First Interstate Bank since August 2013. Prior to working with us, Mr. Riley served as executive vice president and chief financial officer of Berkshire Hills Bancorp in Massachusetts since 2007, and served in various executive-level positions with KeyCorp since 1986. Mr. Riley earned his Bachelor of Science degree in Business Administration from Northeastern University in Boston, Massachusetts. Mr. Riley is a certified public accountant.

Robert M. Cerkovnik has been a senior vice president of ours since February 2008 and our chief credit officer since September 2010. Prior to that time, Mr. Cerkovnik served as senior credit officer and credit department manager since February 2003 and served in various credit-related positions since September 1996. Prior to working for us, Mr. Cerkovnik served in credit and lending positions with Wells Fargo and First Interstate Bank of California from 1990 to 1996. Mr. Cerkovnik additionally served as a bank examiner for the Office of the Comptroller of the Currency from 1984 to 1989. Mr. Cerkovnik received his Bachelor of Science degree in Business from the University of Montana. Mr. Cerkovnik is a graduate of Pacific Coast Banking School. He also serves as chair of the Billings Catholic Schools Foundation Board.

Kevin J. Guenthner has been a senior vice president and chief information officer of ours since March 2003. In addition, Mr. Guenthner has served on the board of First Interstate Bank since March 2012. Prior to his current position, Mr. Guenthner served as our vice president and general auditor from September 1996 to March 2003, and in various internal audit positions from January 1991 to September 1996. Prior to employment with us, Mr. Guenthner was employed as a bank examiner for the State of Montana from January 1989 to January 1991. Mr. Guenthner has a Bachelor of Science degree in Business with an Accounting option from Montana State University and is an honors graduate of the Pacific Coast Banking School.

Michael G. Huston has been our executive vice president and chief banking officer since March 2012. Prior to his current position, Mr. Huston served as a regional president of First Interstate Bank from 2010 to 2012, market president from 2008 to 2010, and in various lending positions within our Company since 1990. Mr. Huston served as president of the United Way of Natrona County board, president of the Casper Board of Public Utilities and chairman of the Amoco Reuse Joint Powers board. Mr. Huston received his Bachelor of Science degree in Finance from Arizona State University and is a graduate of the Pacific Coast Banking School.

Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as president and chief executive officer of Corning Companies, a real estate development firm, and has also been the president and broker/owner of Corning Companies Commercial Real Estate Services since 1979. Mr. Corning received his Bachelor of Arts degree in American Government, Cum Laude, from Harvard University.

The qualifications of Mr. Corning identified by the Board include the following: Mr. Corning has significant executive management, business ownership and entrepreneurial experience as a result of his years in the real estate development industry, which gives him a unique perspective as to real estate and property trends. Mr. Corning has extensive knowledge in key issues, dynamics and trends that affect the Company, including real estate, real estate development, asset management, investment consulting, and the health care industry. Mr. Corning qualifies as an independent director and serves as chairman of the credit committee.

Dana L. Crandall has been a director of ours since 2014. Ms. Crandall has over 25 years of experience in executive management and global operations. She has been Vice President—Service Delivery of Comcast, a public company with more than 120,000 employees, since December 2013. Prior to that, Ms. Crandall was a managing director and chief information officer of British Telecom from 2009 to 2013, Vice President—Network Strategy and Call Center Operations at Qwest Communications from 2005 to 2009, and served in various other executive-level positions with Qwest Communications from 1992 to 2005. Ms. Crandall received her Bachelor of Science degree in Electrical Engineering from the University of Denver in 1987 and her Master in Business Administration degree from Northwestern University—Kellogg School of Management in 2001.

The qualifications of Ms. Crandall identified by the Board include the following: Ms. Crandall has significant knowledge in strategic planning, technology development and operations management. She also has knowledge on the fiduciary obligations, governance, operations practices and other requirements and duties of a public company. Ms. Crandall qualifies as an independent director.

David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been chief executive officer and chairman of that company since its inception. Mr. Crum has also served on the board of directors of various companies including IDEA, Inc., a data exchange technology company, supplyFORCE, Inc., a logistics technology company, WESTECH, Inc., a manufacturer of mining equipment and Affiliated Distributors, a representative of independent distribution. He has also served on the board of directors of First Interstate Bank of Wyoming, N.A. Mr. Crum was a director of the National Association of Electrical Distributors and was chairman of its board. He also was appointed by Wyoming’s governor to the board of the Wyoming Business Council on which he served as chairman. Mr. Crum received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.

The qualifications of Mr. Crum identified by the Board include the following: Mr. Crum has significant experience in executive management and business ownership as a result of his years in the electric supply business particularly from the standpoint of a regional small business owner. Mr. Crum also has extensive knowledge in information technology. By virtue of the regional nature of his business operation, he also understands the economies of our region and the communities the Company serves. Mr. Crum qualifies as an independent director.

William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant (retired) and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo from 1975 to 2004. Mr. Ebzery received his Bachelor of Science degree in Accounting from the University of Wyoming.

The qualifications of Mr. Ebzery identified by the Board include the following: Mr. Ebzery has significant experience in business ownership, accounting, auditing and financial services as a result of his years in the private sector. Mr. Ebzery has significant knowledge in key issues, dynamics and trends that affect the Company. Mr. Ebzery qualifies as an independent director.

Charles E. Hart, M.D., M.S. has been a director of ours since 2008. Dr. Hart served as president and chief executive officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming from 2003 to 2015. Dr. Hart is a director, board vice-chairman and chairman of the governance committee of the board of directors of Premier Inc., a healthcare purchasing organization listed on the Nasdaq exchange, composed of 2,400 hospitals and 70,000 healthcare sites and past chairman of the board and current board member of Safety Net Hospitals for Pharmaceutical Access, an advocacy group for over 600 hospitals and healthcare organizations serving the underprivileged. In addition, Dr. Hart serves on the South Dakota Chamber of Commerce board, Black Hills Vision board, Rapid City Economic Development board and the Black Hills Community Health Center’s Finance Committee. Dr. Hart received his Bachelor of Science degree in Preprofessional Studies from the University of Notre Dame, his Doctor of Medicine degree from the University of Minnesota, and his Masters of Science in Administrative & Preventative Medicine from the University of Wisconsin.

The qualifications of Dr. Hart identified by the Board include the following: In addition to his understanding of community needs in the practice of medicine, Dr. Hart has significant experience in executive management and business as a result of years of administrative service in the health care industry as well as service on other community boards. Dr. Hart has extensive knowledge in key issues, dynamics and trends that affect the Company and understands the economies of our region and communities the Company serves. Dr. Hart brings geographic diversity to the Board. Dr. Hart qualifies as an independent director and serves as chairman of the technology & business process improvement committee.

Charles M. Heyneman has been a director of ours since May 2011. Mr. Heyneman has been an assistant vice president of Strategy Design and Implementation in IT Operations of First Interstate Bank since 2014 and served as lead enterprise architect in IT Operations since 2006. Prior to this appointment, Mr. Heyneman was an IT project manager and application developer for i_Tech Corporation, a former non-bank subsidiary of ours, from 2000 to 2004, and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman served as a director of ours from 2004 to 2010. Mr. Heyneman received his Bachelor of Arts degrees in History and Government from Oberlin College and his Masters of Science degree in Agricultural Economics from the University of Wisconsin. Mr. Heyneman is a director of First Interstate BancSystem Foundation. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of John M. Heyneman, Jr. and the cousin of Jonathan R. Scott and Randall I. Scott. Mr. Heyneman was recommended for Board service by the Scott family council.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman has significant banking, banking strategy, information technology and banking operations experience as a result of his years of service to the Company and other family-related businesses. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history.

John M. Heyneman, Jr. has been a director of ours since May 2010. Mr. Heyneman is based in Sheridan, Wyoming as a contractor for the Plank Stewardship Initiative, a nonprofit organization providing technical solutions to ranchers in the northern Great Plains. He also contracts with North Main Association, a private non-profit organization focused on economic development and business recruitment in Sheridan, Wyoming. He has served in this capacity since February of 2013. From November 2009 to November 2012, Mr. Heyneman served as the Wyoming project manager for Sonoran Institute, a non-profit organization based in Tucson, Arizona. From 2005 to November 2009, Mr. Heyneman served as the general manager of North Rim Ranch, LLC, a large cattle ranch in northern Arizona and southern Utah. Prior to this position, from 1998 to 2005, Mr. Heyneman served as an assistant manager at Padlock Ranch, in Dayton, Wyoming. Mr. Heyneman served as a director of ours from 1998 to 2004, and also as a director of the First Interstate BancSystem Foundation from 1998 to 2002. Mr. Heyneman received his Bachelor of Arts degree in American Studies from Carleton College and a Master of Science degree in Soil Science from Montana State University. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of Charles M. Heyneman and the cousin of Jonathan R. Scott and Randall I. Scott. Mr. Heyneman was recommended for Board service by the Scott family council.

The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry. Mr. Heyneman understands the economies of the region and communities the Company serves. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

David L. Jahnke has been a director of ours since September 2011. Mr. Jahnke is a certified public accountant. In 2010, Mr. Jahnke completed a 35-year career as a partner of KPMG with a focus on global clients, especially in the financial services industry. He currently serves as a director and chairman of the audit committee to Swiss Re America Holding Corporation and its primary related US operating companies. Mr. Jahnke also serves as a director, chairman of the audit committee and member of the compensation committee to Schnitzer Steel Industries, Inc., a NASDAQ-listed company.

The qualifications of Mr. Jahnke identified by the Board include the following: Mr. Jahnke has significant experience in the accounting, auditing and financial service industries, both nationally and internationally. Mr. Jahnke has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations, insurance and other legal requirements and duties of a public company. Mr. Jahnke qualifies as an independent director, is a financial expert and serves as chairman of the governance and nominating committee.

Ross E. Leckie has been a director of ours since May 2009. Mr. Leckie is a certified public accountant. In October 2008, Mr. Leckie completed a 27-year career as a partner with KPMG. During that time, his focus was on public companies and clients within the financial services sector. Since 2000, Mr. Leckie was based in Frankfurt, Germany, ultimately serving as the lead partner for a major global investment/universal bank and as a senior technical and quality review partner for a major global investment/universal bank based in Zurich, Switzerland. Through 2011, Mr. Leckie continued to provide advisory services on a selective basis for global and domestic financial services companies. In September 2011, Mr. Leckie joined Allianz SE, a multi-billion dollar financial services group based in Munich, Germany, taking on consultative and quality assurance roles in the office of the chief financial officer.

The qualifications of Mr. Leckie identified by the Board include the following: Mr. Leckie has significant experience in the accounting, auditing and financial services industries, both nationally and internationally. Mr. Leckie has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert, is an independent director and serves as chairman of the audit committee.

Jonathan R. Scott has been a director of ours since 2013. Mr. Scott was previously a director of ours from 2006 to 2011. Mr. Scott currently serves as President of our Jackson branch and has since 2011. Prior to that appointment, Mr. Scott served in various management and other positions within our company, including serving as community development officer of First Interstate Bank from 2008 to 2011, president of FIB CT, LLC, dba Crytech, a related non-bank subsidiary of ours, from 2004 to 2008, and an employee of our Financial Services and Marketing Divisions from 1998 to 2004. Mr. Scott received his Bachelor of Science degree in Economics from the University of Montana. Mr. Scott is the son of Thomas W. Scott, the nephew of James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr. and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has a history of achievement in management positions as a result of his years of service to the Company. Mr. Scott has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott was recommended for Board membership by the Scott family council.

Randall I. Scott has been a director of ours since 2012. Mr. Scott is also chairman of the Dan and Jeanne Scott Family Foundation since 2013, having served as vice chairman since 2003. Mr. Scott was previously a director of ours from 1993 to 2002 and from 2003 to 2011. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999, serving as chairman since 2006. Mr. Scott is also chair of Scott Family Services, Inc. and served as vice chair from 2003 to 2011. Previously, Mr. Scott worked in various capacities for our company over a period of twenty years including as a branch manager of our Colstrip branch from 1983 to 1985, as a trust officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott received his Bachelor of Science degree in Business from Rocky Mountain College. Mr. Scott is the nephew of Thomas W. Scott and James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr. and Jonathan R. Scott. Mr. Scott was recommended for Board membership by the Scott family council.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience in the financial planning, banking and non-profit industries. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan is a senior attorney for the law firm of Lewis, Roca & Rothgerber LLP, formerly known as Rothgerber, Johnson & Lyons, LLP, practicing in Casper, Wyoming, having been a partner from 2003 to 2009 and special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm from 1964, taking leave to serve as U.S. ambassador to Ireland from 1998 to 2001 and as governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan was a director of Allied Irish Bank, PLC in Dublin, Ireland from 2001 to 2009. Mr. Sullivan has been a director of Cimarex Energy Co. and Sletten Construction, Inc. since 2002 and Kerry Group PLC from 2004 to 2011. Mr. Sullivan received his Bachelor of Science degree in Petroleum Engineering and his Juris Doctor degree from the University of Wyoming.

The qualifications of Mr. Sullivan identified by the Board include the following: Mr. Sullivan has significant executive management, government, and legal experience including mediating and litigating numerous complex legal matters, as a result of his careers in both the private and public sectors. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company and its boards. Mr. Sullivan also has valuable relationships with key government representatives and local, national and international industry and government leaders and an understanding of the region the Company serves. Mr. Sullivan is an independent director and serves as lead director.

Teresa A. Taylor has been a director of ours since January 2012. Ms. Taylor has more than 28 years of experience in technology, media and the telecom sector. Ms. Taylor is the owner of Blue Valley Advisors, LLC, and has served as Blue Valley Advisor’s chief executive officer since May 2012. Ms. Taylor also serves as a director of NiSource and T-Mobile USA. From 1988 to 2011, Ms. Taylor worked for Qwest Communications in Denver, Colorado, where she most recently served as chief operating officer, leading daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems. Previous positions at Qwest include executive vice president—Business Marketing Group, executive vice president and chief administrative officer—Wholesale Markets and executive vice president—Product and Pricing. Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

The qualifications of Ms. Taylor identified by the Board include the following: Ms. Taylor has extensive knowledge in strategic planning and execution, technology development, human resources, union labor relations and corporate communications. She also has extensive knowledge on the fiduciary obligations, governance and compensation practices and other requirements and duties of a public company. Ms. Taylor qualifies as an independent director and serves as chairman of the compensation committee.

Theodore H. Williams has been a director of ours since May 2013. Mr. Williams has been a developer and manager of Thompson Creek Unit, an enhanced oil recovery project in northeastern Wyoming, since 1998. Additionally, Mr. Williams has acquired and managed multiple oil and gas properties located throughout the Rocky Mountain region of the United States since 1988. Prior to that time, Mr. Williams was self-employed as an oil and gas lease broker from 1979 to 1987 and served as a field and service representative for Haliburton Company from 1976 to 1978. Mr. Williams serves as a director of a regional independent oil and gas company with interests in more than 2,500 wells located primarily in Utah and Wyoming. Mr. Williams received his Bachelors of Arts degree in English from the University of Montana in 1976.

The qualifications of Mr. Williams identified by the Board include the following: Mr. Williams has significant knowledge in the oil and gas industries as a result of his years in those industries, which gives him a unique perspective as to trends in the energy field. Mr. Williams has significant understanding of the geopolitical, environmental, economic and technical changes that are accelerating a transformation of the global energy system. Mr. Williams qualifies as an independent director.

Board and Committee Matters

Members of the Scott family control in excess of 79% of the voting power of our outstanding common stock. The Scott family members have entered into a shareholder agreement giving family members a right of first refusal to purchase shares of Class B common stock that is intended to be sold or transferred, subject to certain exceptions, by other family members. This agreement may have the effect of continuing ownership of the Class B common stock and control of our Company within the Scott family.

Due to the ownership and control of our Company by members of the Scott family, we are a “controlled company” as that term is used under the NASDAQ Marketplace Rules. As a “controlled company,” we may rely on exemptions from certain NASDAQ corporate governance requirements, including those regarding independent director requirements for the Board and committees of the Board.

Regardless of whether a company is a “controlled company,” however, the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:

•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement.

During 2014, the Board met seven times with each serving director attending at least 75% of the meetings. The Board is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision.

The Board’s responsibilities include:

•	identifying organizational values and vision on behalf of our shareholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or shareholder; and

•	establishing policies for board operations.

Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to the NASDAQ Marketplace Rules governing independent board members. The Board has determined that the following directors are independent in accordance with such standards:

•	Steven J. Corning

•	Dana L. Crandall

•	David H. Crum

•	William B. Ebzery

•	Charles E. Hart, M.D., M.S.

•	David L. Jahnke

•	Ross E. Leckie

•	Michael J. Sullivan

•	Teresa A. Taylor

•	Theodore H. Williams

In its determination of independence, the Board considered that the Company (1) conducts banking and credit transactions in the ordinary course of business with certain independent directors and (2) retained Mr. Corning as project manager for a bank branch currently under construction. Each of these transactions is more fully described under the heading “Certain Relationships and Related Transactions” below. The Company also purchases electrical services from an entity owned by Mr. Crum. None of these transactions or relationships, was deemed by the Board to impair the independence for these directors.

We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee, a technology & business process improvement committee and an audit committee, all established by the Board and each of which consists of members of the Board.

In addition to these committees, our chairman and executive vice chairman of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.

Credit Committee. Credit committee members currently include Steven J. Corning (Chair), William B. Ebzery, Ed Garding, John M. Heyneman, Jr., James R. Scott, Thomas W. Scott and Theodore H. Williams. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio and credit policies that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met twelve times in 2014 with each serving committee member attending at least 75% of the meetings.

Executive Committee. Executive committee members currently include James R. Scott (Chair), Ed Garding, Ross E. Leckie, Jonathan R. Scott, Randall I. Scott, Thomas W. Scott and Teresa A. Taylor. The executive committee functions and acts on behalf of the Board between regularly scheduled board meetings, usually when time is critical, and assists the Board in carrying out its responsibility to monitor the Company’s capital management policy. The executive committee met three times in 2014 with each serving committee member attending at least 75% of the meetings.

Compensation Committee. Compensation committee members currently include Teresa A. Taylor (Chair), William B. Ebzery, Charles E. Hart, M.D., M.S., John M. Heyneman, Jr., Randall I. Scott and Michael J. Sullivan.

The compensation committee has the following responsibilities:

•	reviewing and approving corporate goals relevant to compensation for executive officers;

•

evaluating the effectiveness of our compensation practices in achieving our strategic objectives, encouraging behaviors consistent with our values and aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our Board chairman and vice chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for Board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding plans subject to Title I of the Employment Retirement Income Security Act of 1974, as amended; and

•	administering incentive compensation and other employee benefit plans.

The compensation committee met eight times during 2014 with each serving committee member attending at least 75% of the meetings. A current copy of the compensation committee charter is available to shareholders on our website at www.FIBK.com.

Governance & Nominating Committee. Governance & nominating committee members currently include David L. Jahnke (Chair), Charles E. Hart, M.D., M.S., Charles M. Heyneman, James R. Scott, Thomas W. Scott and Michael J. Sullivan. The governance & nominating committee has the following responsibilities:

•	ensuring we have an effective and efficient system of governance, including development of criteria for Board membership;

•	identifying, screening and recommending candidates to the Board;

•	nominating candidates for election to the Board at our annual meeting of shareholders;

•	filling vacancies on the Board that may occur between annual meetings of shareholders;

•	overseeing the orientation and development of Board members;

•	evaluating the effectiveness of the Board, each committee and the respective performance of each board member;

•	evaluating services provided to and communications with shareholders; and

•	reviewing and approving related party transactions.

The governance & nominating committee met five times in 2014 with each serving committee member attending at least 75% of the meetings.

The Board has reviewed, assessed the adequacy of and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to shareholders on our website at www.FIBK.com.

The governance & nominating committee oversees the annual assessment of the effectiveness of the Board and each committee of the Board, and the triennial assessment of each director. These assessments are summarized and discussed with the full Board by the chairman of the governance & nominating committee. The governance & nominating committee also reviews each committee’s annual objectives. The objectives of all committees are discussed in a meeting of the chairman, vice-chairman and lead director of the Board and the committee chairmen to increase the efficacy of the work of the Board and the committees.

When formulating its recommendations for director nominees, the governance & nominating committee considers recommendations offered by our chief executive officer, our shareholders and any outside advisors the governance & nominating committee may retain. The Scott family, through a family council, recommends Scott family members to the governance & nominating committee for consideration as candidates for Board membership. All current year nominees are standing for re-election to the board. Randall I. Scott was recommended for Board membership by the Scott family council. All candidates for Board membership, including those recommended by the Scott family council, are evaluated by the governance & nominating committee on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The qualifications, attributes and skills of each of the nominees, together with their business experience described above, led to the conclusion that each nominee is qualified to serve as a director of the Company.

The Scott family does not approve candidates for board membership prior to their nomination by the governance & nominating committee and there are no arrangements or understandings between any candidate and the Scott family that require disclosure pursuant to Item 401(a) of Regulation S-K.

We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59116, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and “Shareholder Communications with the Board” contained herein.

Technology & Business Process Improvement Committee. Technology & business process improvement committee members currently include Charles E. Hart, M.D., M.S. (Chair), Dana L. Crandall, David H. Crum, Ed Garding, Charles M. Heyneman, James R. Scott, Jonathan R. Scott and Thomas W. Scott. The technology & business process improvement committee’s primary responsibilities include:

•	ensuring we have the necessary technology and architecture to allow our organization to meet its strategic objectives;

•	continually assessing and monitoring technology, information and cybersecurity risks;

•	monitoring technology and industry trends and management’s assessment of their effects on our strategy and their implications for long-range planning; and

•	providing oversight, support and direction to our business process improvement efforts.

The technology & business process improvement committee met five times in 2014 with each serving committee member attending at least 75% of the meetings.

Audit Committee. Audit committee members currently include Ross E. Leckie (Chair), Dana L. Crandall, David H. Crum, David. L. Jahnke and Theodore H. Williams. All members of the audit committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines.

The audit committee has the following responsibilities:

•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	oversight of our risk management objectives;

•	oversight of the internal audit function, including approval and monitoring of the annual internal audit plan;

•	reviewing and approving the reports on Form 10-K and Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations and our code of ethics;

•	selection of the external auditors and monitoring the performance and results of their activities; and,

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.

The audit committee met ten times during 2014 with each serving committee member attending at least 75% of the meetings.

The Board has determined that each of David L. Jahnke and Ross E. Leckie qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The Board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available on our website at www.FIBK.com.

The Board’s Leadership Structure

Currently, the offices of chairman of the board and chief executive officer are separate. Our chairman is Thomas W. Scott, and our president and chief executive officer is Ed Garding. The chairman of the board is responsible for presiding at meetings of the Board and exercising such other powers and duties as set forth in our second amended and restated bylaws and as may from time to time be assigned to him by the Board. The chief executive officer is responsible for general supervision, direction, and control of our business affairs, and ensuring that all orders and resolutions of the Board are carried into effect. In addition, Michael J. Sullivan acts as our lead independent director. The lead independent director acts as a liaison between the chairman and independent directors, presides over semi-annual meetings of the independent directors and, if requested by major shareholders, is available for consultation and direct communication. The Board believes that our existing corporate governance structure best serves the current needs of our company and our shareholders.

The Board’s Role in Risk Oversight

It is the responsibility of the chief executive officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is the responsibility of the chief risk officer to ensure an appropriate risk management framework is implemented to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing executive management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s board of directors, members of which include certain of our directors.

In most cases, our respective Board committees are responsible for the oversight of specific risks as outlined in each of their respective charters. For example, the credit committee’s risk oversight responsibilities include oversight of the annual credit plan, lending policies, credit trends, the allowance for loan loss policy, and high risk portfolios and concentrations. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the audit committee has been delegated responsibility for oversight of risks associated with our internal controls, compliance with applicable laws and regulations, monitoring the implementation of our code of conduct and overseeing responses to reports of examination. The compensation committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The executive committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The governance & nominating committee has been delegated responsibility for establishing and reviewing the adequacy of our code of conduct and ethics, reviewing and approving related party transactions, developing criteria and qualifications for board membership, considering, recommending, and recruiting candidates to fill new or vacant positions on the Board, and ensuring an effective and efficient system of governance is in place. The technology & business process improvement committee has been delegated responsibility for ensuring adequate processes are in place to protect our data.

In addition to oversight of risk management by the Board and its committees, the Bank’s board of directors and its committees have been delegated the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital position, asset quality, interest rate risk and investment strategies. The chairman of the Bank’s board communicates relevant information with respect to these activities to the full Board.

The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management from the chief risk officer.

Board Diversity

The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our governance standards, however, require the Board’s governance & nominating committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members, including racial and ethnic background and gender; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

Principal Accounting Fees and Services

The audit committee appointed McGladrey LLP as our independent auditor for the fiscal year ending December 31, 2014. McGladrey LLP has been our independent auditor since March 2004. No representatives of McGladrey LLP are expected to be present at the annual meeting.

During the period covering the fiscal years ended December 31, 2014 and 2013, McGladrey LLP performed the following professional services:

	2014	2013
Audit fees(1)	$640,000	$565,000
Audit-related fees(2)	16,000	3,500
Tax fees	—	—
All other fees	—	—

(1)	Audit fees consist of fees for the annual audit and reviews of the quarterly reports on Form 10-Q, including procedures related to acquisitions.
(2)

Audit-related fees for 2014 consist of fees for review of our Registration Statement on Form S-4 filed with the SEC on February 20, 2014 and fees for review of our Registration Statement on Form S-8 filed with the SEC on January 24, 2014. Audit-related fees for 2013 consist of fees for review of our Registration Statement on Form S-3 filed with the SEC on May 24, 2013.

Pre-Approval Policies and Procedures

After our registered public accounting firm has been retained by us, following approval by the audit committee and the Board, the audit committee does not require advance approval for audit and audit-related services. Although pre-approval is not required for these services, the audit committee has adopted a policy of approving such services either in advance or after the fact. The audit committee has adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the audit committee charter. The audit committee has delegated to the audit committee chairman, Ross E. Leckie, or any two other members of the audit committee, authority to approve services, subject to ratification by the audit committee at its next committee meeting.

Report of the Audit Committee of the Board of Directors

March 18, 2015

To the Board of Directors of First Interstate BancSystem, Inc.:

The audit committee (“Committee”) operates under a charter approved by the Board of Directors (“Board”) that specifies the scope of the Committee’s responsibilities and how they are carried out. The Board has determined that all members of the Committee are independent based upon the standards adopted by the Board, which standards incorporate the independence requirements under applicable laws and regulations.

Management is responsible for the Company’s systems of internal controls and the financial reporting process. McGladrey LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting. The Company’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Audit Executive, who is accountable to the Committee.

The Committee’s responsibility is to monitor and oversee these processes and procedures.

The Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and on the effectiveness of internal control over financial reporting. The Committee’s oversight does not provide assurance that management’s and the auditor’s opinions and representations are correct.

The Committee reviewed and discussed the financial statements as of and for the year ended December 31, 2014 with management, the internal auditors and the independent auditors. The Committee’s review of and discussions about the financial statements included discussions about the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also discussed with the independent auditors all communications required by the standards of the Public Company Accounting Oversight Board (PCAOB) and has received the written disclosures required by the PCAOB concerning independence. The Committee discussed with the independent auditors any relationships that might have an impact on their objectivity and independence and reviewed and approved the amount of fees paid for audit and audit related services.

Based on the above-mentioned reviews and discussions, and subject to the limitations on its role and responsibilities described above and in the Committee charter, on February 27, 2015, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Ross E. Leckie	David L. Jahnke	David H. Crum
Dana L. Crandall	Theodore H. Williams

Shareholder Communications with the Board

We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.

Financial Code of Ethics

Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for chief executive officer and senior finance officers.

The purposes of the code of ethics are as follows:

•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable governmental laws, rules and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.

Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.FIBK.com.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Committee

The compensation committee’s overall responsibility is to review and approve our compensation structure, policy and programs in order to assess whether the compensation structure establishes appropriate incentives for executive management and employee benefits. The compensation committee oversees the administration of our equity and incentive compensation plans and is responsible for oversight of executive officer succession planning. The compensation committee charter, which is posted on our website at www.FIBK.com, sets forth the various responsibilities and duties of the compensation committee. In the annual review of the charter, the compensation committee determined the charter was appropriate with regard to the responsibilities and duties specified therein.

The compensation committee is comprised of both outside members and non-outside members. Outside members are those who meet both the definition of (1) a non-employee director, as that term is defined for purposes of Rule 16b-3 under the Exchange Act, and (2) an outside director, as that term is defined for purposes of Section 162(m) of the Code.

Outside members annually review and determine the salary, short-term incentives and equity compensation awarded to our chief executive officer. They also approve equity awards for all of our elected officers, taking into consideration non-binding recommendations from the non-outside members. In addition, the outside members approve all executive officers’ compensation, taking into consideration non-binding recommendations from both our chief executive officer and non-outside members.

Executive Compensation Philosophy

Our executive compensation philosophy is designed to establish an appropriate relationship between executive pay and our annual performance, long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The compensation committee seeks to achieve these goals by integrating competitive annual base salaries with short-term incentives based on corporate performance and on the achievement of specified performance objectives, along with long-term incentives of stock option and restricted stock awards through our equity compensation plan.

The compensation committee believes that cash compensation in the form of salary and short-term incentives provides our executives with short-term rewards for individual performance and success in operations. Long-term compensation, through awards of stock options and restricted stock, assists in employee retention and encourages management stock ownership. In turn, management stock ownership leads to increased commitment to our long-term performance and success.

Relation of Compensation Policies and Programs to Risk Management

After reviewing our executive compensation policy and programs, the compensation committee concluded that our incentive programs do not encourage or promote unnecessary or excessive risk-taking behavior by executive officers or other employees that could threaten the value of our Company or would be reasonably likely to have a material adverse effect on us. We discourage undue risk taking by reserving the right to use discretion in the payout of all incentives.

On November 17, 2011, based on the compensation committee’s recommendation, the Board approved a clawback policy for all Section 16 reporting officers, including the named executive officers. The clawback policy authorizes the Board to recoup all performance-based compensation paid during the years affected by a financial restatement or executive misconduct. Based upon the facts and circumstances surrounding the restatement, the Board may also direct the Company to cancel any equity-based awards granted to the executives during the applicable time period and recoup any gains realized during the time period with respect to equity-based awards.

Role of Executive Officers

The individuals who served as our chief executive officer, or CEO, and chief financial officer, or CFO, during 2014, as well as the other individuals included in the summary compensation table, are collectively referred to as the named executive officers, or NEOs.

The CEO annually reviews the performance of the executive officers and makes non-binding recommendations to the compensation committee for salary adjustments, annual short-term incentives, and equity-based compensation. The compensation committee may exercise its discretion to accept, reject or modify any recommended salary adjustments, short-term incentives or equity compensation awards to executives.

Role of Compensation Consultants/Peer Group

During 2014, the compensation committee engaged the services of Pearl Meyer & Partners, or PM&P, a compensation consulting firm, to assist with its executive compensation review and to provide competitive market data. This consulting engagement was extended through 2015.

PM&P performed a comprehensive review of our executive compensation in 2014 by obtaining proxy data based on PM&P’s recommended custom peer group. The peer group was composed of the following banks:

BancFirst Corporation	IberiaBank Corporation
BancorpSouth, Inc.	International Bancshares Corporation
Banner Corporation	National Penn Bancshares
Chemical Financial Corporation	NBT Bancorp
Columbia Banking System, Inc.	Old National Bancorp
F.N.B. Corporation	Park National Corporation
First Financial Bancorp	Renasant Corporation
First Merchants Corporation	Trustmark Corporation
First Midwest Bancorp, Inc.	United Bankshares
Glacier Bancorp, Inc.	United Community Banks, Inc.
Heartland Financial USA, Inc.	WesBanco, Inc.

Changes to the peer group from the previous year include the addition of F.N.B. Corporation, IberiaBank Corporation, National Penn Bancshares, NBT Bancorp and United Bankshares, and the deletion of 1st Source Corporation, Great Southern Bancorp, Inc., Prosperity Bancshares, Inc., Sterling Financial Corporation, UMB Financial Corporation and Umpqua Holdings Corporation. Changes to the peer group from the previous year were based on asset, operating revenue and market capitalization size characteristics, geography and operational characteristics of the peer banks as compared to our company.

The compensation committee targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group. The compensation committee took into consideration data from salary surveys conducted by the American Bankers Association, Mercer, PM&P and Towers Watson.

Say on Pay

We believe our compensation policies and programs are based on a pay-for-performance culture and align with the long-term interests of our shareholders. Section 14A of the Exchange Act (as enacted by the Dodd-Frank Act) requires us to provide our shareholders a “say-on-pay” vote. This vote gives our shareholders’ the opportunity to endorse or not endorse the compensation of our NEOs.

The shareholder “say-on-pay” vote is advisory and is not binding on the compensation committee; however, the compensation committee will take into account the outcome of the vote. The compensation committee reviewed the biennial 2013 “say-on-pay” voting results and noted that the advisory vote on executive compensation was approved by shareholders as follows:

Votes for	99,744,969
Votes against	142,706
Abstentions	1,179,007
Broker non-votes	3,239,840

2014 Company Performance Relationship to Executive Pay

2014 Financial Performance. In considering executive compensation, the compensation committee takes into account various metrics of our financial performance. We have consistently reported net income to shareholders for the last 27 years, have paid over 20 years of consecutive quarterly dividends and recently announced a 25% increase in dividends, to $0.20 per common share, for the first quarter of 2015.

In 2014, we had earnings of $84.4 million, or $1.87 per diluted share. Earnings levels were driven by continuing improvement in credit quality and strong net interest income resulting from growth in interest earning assets and a reduction in funding costs. During 2014, we successfully completed the acquisition of Mountain West Financial Corp, a bank holding company with one bank subsidiary. As of the acquisition date, Mountain West Financial Corp had total assets with fair values of $612 million, loans with fair values of $360 million and deposits with fair values of $515 million. Expense levels were elevated in 2014 due to acquisition and loss contingency costs. During 2014, we recorded $4.0 million of acquisition-related expenses and $4.0 million of loss contingency expense related to a lender liability lawsuit. Exclusive of acquisition and loss contingency expenses, our 2014 earnings were $89.4 million, or $1.98 per diluted share, a 3.8% increase over 2013 earnings of $86.1 million, or $1.98 per diluted share.

Three-year financial metrics are shown in the tables below. Financial metrics for 2014 are presented exclusive of acquisition and loss contingency expenses. As reflected in the earnings per share and dividends per share table, we accelerated payment of the first quarter 2013 dividend to December 2012, resulting in five dividend payments in 2012 and three dividend payments in 2013.

Base Salaries. The outside members of the compensation committee approved the 2014 base salary of Mr. Garding, our CEO, and approved the 2014 compensation of other executive officers, including the NEOs, as recommended by the CEO. Increases to base salary were based on the compensation committee’s review of proxy data from our custom peer group as defined above. In 2014, increases for the NEOs ranged from 4.0% to 9.0%.

Short-Term Incentive. The compensation committee awards executive short-term incentives based upon the achievement of specified targets for net income, efficiency ratio and growth in customer accounts, which are weighted 60%, 20% and 20% respectively. Target short-term incentives for 2014 for the NEOS ranged from 33% of base salary to 50% of base salary for the CEO. The varying percentages reflect the compensation committee’s belief that an executive officer’s scope of work, responsibilities and performance all be considered when awarding short-term incentives. Actual results for 2014 resulted in a 79% weight for targeted net income, a 0% weight for efficiency ratio and 25% weight for growth in accounts. Paid short-term incentives for 2014 for the NEOs ranged from 36% of base salary to 52% of base salary for the CEO.

Long-term Incentive. Long-term equity incentive compensation encourages employees to focus on our long-term performance. It also provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants and restricted stock awards, further aligning their interests with those of our shareholders.

In 2014, the outside members of the compensation committee awarded a targeted percentage of salary in a mix of long-term incentives to the CEO and CFO of 50% of base salary, and to the NEOs of 35% of base salary. The awards were made in 50% of time vested restricted stock and 50% in performance vested restricted stock.

Time vested restricted stock awards have a 3-year graded vesting period. The performance conditions for the performance vested restricted stock are based on a three-year return on assets (ROA), a three-year return on equity (ROE), and a three-year total shareholder return (TSR) average of our results compared to the SNL Financial index of bank holding companies with total assets between $4.0 billion and $12.0 billion (SNL Index). The measurement date is September 30, 2016, using the previous 12 quarters. Vesting is as follows:

Percentile of Peers	Vesting Percentage
<35th	0%
35th to <41st	50%
41st to <51st	75%
51st to <61st	100%
61st to <76th	125%
76th and higher	150%

The value of the long-term incentive granted under our equity compensation plan to our NEOs, as well as to certain other officers, was based primarily on the individual’s ability to influence our long-term growth and profitability.

The compensation committee believes long-term incentive vehicles, such as stock options and restricted stock, afford desirable compensation methods because they:

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

All awards under our equity compensation plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award. Dollar values of the annual awards of long-term incentives to executives have historically been approved at the compensation committee’s regularly scheduled meeting in January with the date of the awards specified at that time.

During 2014, certain performance vested restricted shares awarded to executive officers in 2012 were cancelled and did not vest because the performance conditions for vesting were not achieved, including 3,592 performance vested restricted shares awarded to Mr. Garding, 1,296 performance vested restricted shares awarded to Mr. Guenthner and 1,209 performance vested restricted shares awarded to Mr. Huston.

Other Compensation. We provide our NEOs with other compensation that the compensation committee believes is reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee annually reviews the levels of other compensation provided to NEOs.

The NEOs participate in the following plans and programs along with health and group life and disability insurance. Additional benefits offered to the NEOs may include some or all of the following:

•	individual life insurance, as described below under “Endorsement Split Dollar and Survivor Income Benefits”;

•	payment of social club dues;

•	dividends on unvested restricted stock; and

•	use of a company automobile.

Retirement and Related Plan. We maintain a profit sharing plan for all non-temporary employees. Contributions are made as authorized by the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature, and we make limited matching contributions with respect to such deferrals.

CEO Total Compensation. The outside members of the compensation committee reviewed all components of Mr. Garding’s total compensation package. The compensation was determined to be reasonable based on the review of our peers’ CEO total compensation data. Mr. Garding’s compensation package was larger than those granted to our other executives in recognition of his responsibility and performance.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes.

Endorsement Split Dollar and Survivor Income Benefits

We obtained a life insurance policy covering our CEO whereby we receive all benefits payable upon death of the CEO. An endorsement split dollar agreement has been executed with the CEO whereby a portion of the policy death benefit is payable to his designated beneficiary. The endorsement split dollar agreement will provide post-retirement coverage for selected key officers meeting specified retirement qualifications.

We obtained a life insurance policy covering selected officers of First Interstate Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insureds whereby $100,000 of the policy death benefit is payable to designated beneficiaries if the participant is employed by us at the time of death. Upon termination of employment, the policy remains in place and 100% of the policy death benefit is payable to the Company. We have entered into this type of endorsement split dollar agreement with Mr. Garding, who is currently the CEO of First Interstate Bank, and Mr. Huston.

We also obtained additional life insurance policies on selected officers of First Interstate Bank. Under these policies, we receive all benefits payable upon death of the insured. A survivor income agreement was executed with each of the insured officers whereby a survivor benefit of $150,000 is payable to designated beneficiaries if the participant is employed by us at the time of death. We have entered into this type of survivor income agreement with Mr. Riley and Mr. Guenthner.

Employment Contracts

We do not currently have employment agreements with any of our executive officers.

Stock Ownership Guidelines

In order to further align the interests of the employees with the interests of the Company, on September 23, 2010, the Board approved a Stock Ownership Guideline Policy based on the compensation committee’s recommendation. The policy recommends the following stock holdings for directors and NEOs and allows them five years to achieve the recommended level of holding:

Directors – five times their annual cash retainer

CEO – five times base salary

NEOs – three times base salary

Stock holdings are measured at the end of each year using the year’s closing stock price. While the directors and NEOs are not required to meet the recommended level of holding until January 1, 2017 at the earliest, all directors and NEOs, with the exception of two recently elected directors, currently meet the minimum level of ownership.

Equity Compensation Plans

Stock options awarded prior to March 23, 2010 that are currently outstanding under our equity compensation plans are exercisable for shares of our Class B common stock. Awards of stock options, restricted stock and other securities issued under our equity compensation plans on or after March 23, 2010 are exercisable for shares of our Class A common stock.

2006 Equity Compensation Plan. Our 2006 Equity Compensation Plan, as amended and restated, or the 2006 Plan, is an omnibus equity compensation plan pursuant to which we may grant equity awards to our directors, officers and other employees. The 2006 Plan provides additional benefits as contained in the 2006 Plan and consolidates into one plan the benefits available under the following equity compensation plans previously adopted:

•	the 2001 Stock Option Plan;

•	the 2004 Restricted Stock Award Plan;

•	the Director Stock Compensation Plan; and

•	the Officer Stock Benefit Plan.

The 2006 Plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.

The 2006 Plan contains the following important features:

•

The initial number of shares of common stock reserved under the 2006 Plan was 3,000,000, which was approximately 9.2% of our previously-existing common stock outstanding at the time of shareholder approval.

•	In 2013, the Board recommended and shareholders approved an amendment to the 2006 Plan to increase the number of shares authorized for issuance by an additional 1,500,000 shares of common stock.

•	Awards under the 2006 Plan are subject to broad discretion by the compensation committee administering the plan.

•	All awards under the 2006 Plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award.

•	Stock options granted under the 2006 Plan are nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 Plan, which continues in effect until terminated by the Board.

•	The 2006 Plan prohibits repricing or option exchanges without shareholder approval.

The purpose of the 2006 Plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate employees and directors who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The 2006 Plan is designed to provide us with flexibility to select from among various equity-based compensation vehicles and to be able to address changing accounting requirements, tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

The 2006 Plan permits awards of stock options, restricted stock and other stock awards. All awards made under the 2006 Plan after March 23, 2010 are in shares of Class A common stock. The following terms apply to the awards granted under the 2006 Plan for each of the last three years:

•	Stock options - 3-year graded vesting period, with a term of no more than 10 years;

•	Time-restricted awards - 3-year graded vesting period; and

•	Performance-restricted awards - cliff vesting as of December 31st of the third year following the year of the award, based on achievement of specified performance conditions.

During 2012, common shares were awarded under the 2006 Plan to members of the Strategic Design Team, or SDT, a group responsible for developing the our long-term strategies, in recognition of additional duties performed by members of the SDT.

Participants include any person who is designated by the Board to receive one or more benefits under the 2006 Plan. Awards are generally made to executive officers in the first quarter of each year.

Deferred Compensation Plans

In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (1) to amend the plan to comply with Section 409A of the Code and related guidance issued before the adoption of the restatement and (2) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive nonqualified deferred compensation plan. The restated plan allows eligible employees, as determined by our Board or compensation committee, and eligible directors to defer a portion of base salary, short-term incentives or director fees subject to certain maximums as set forth by the plan administrator.

Additionally, we make discretionary contributions on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Code limitations. Other contributions on behalf of a participant may be made at the discretion of the Board.

The deferral account of each participant is adjusted by investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Teresa A. Taylor	Charles E. Hart	William B. Ebzery
John M. Heyneman Jr.	Randall I. Scott	Michael J. Sullivan

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Charles E. Hart, William B. Ebzery, John M. Heyneman Jr., Randall I. Scott, Michael J. Sullivan, and Teresa A. Taylor serve on our compensation committee. None of the compensation committee members serve as employees of the Company.

For additional information on these relationships and related transactions, see “Certain Relationships and Related Transactions” below.

None of our executive officers served as a director or member of the compensation committee of any other company, which other company had an executive officer that served as one of our directors or as a member of the compensation committee during 2014.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2014, 2013 and 2012. When approving total compensation for each of the NEOs, the compensation committee considers compensation paid to similarly situated executives in similarly sized financial institutions.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Name and Position		Salary ($)	Short- Term ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)		Total ($)
Ed Garding	2014	$553,330	$292,631	$234,935	$—	$—	$55,755	(4)	$1,136,651
President & Chief	2013	474,312	235,000	157,511	67,499	$—	44,906	(4)	979,228
Executive Officer	2012	426,492	200,000	123,344	51,627	—	54,817	(4)	856,280
Kevin P. Riley	2014	307,270	128,260	150,030	—	—	23,964	(5)	609,524
Exec. Vice President &	2013	131,539	56,700	266,880	—	—	65,910	(5)	521,029
Chief Financial Officer	2012	NA	NA	NA	NA	NA	NA		NA
Michael G. Huston	2014	241,229	82,991	82,775	—	—	20,491	(6)	427,486
Exec. Vice President &	2013	235,449	80,578	56,309	24,147	—	24,548	(6)	421,032
Chief Banking Officer	2012	215,692	56,411	43,404	17,376	—	169,828	(6)	502,711
Kevin J. Guenthner	2014	205,385	70,498	70,298	—	—	14,540	(7)	360,721
Exec. Vice President &	2013	200,334	68,450	47,734	20,472	—	13,448	(7)	350,438
Chief Information Officer	2012	191,631	47,233	46,321	18,632	—	18,222	(7)	322,038
Robert M. Cerkovnik	2014	185,962	65,440	61,625	—	—	15,349	(8)	328,376
Senior Vice President &	2013	175,341	75,083	20,354	8,718	—	14,029	(8)	293,525
Chief Credit Officer	2012	169,800	31,379	13,407	13,400	—	17,477	(8)	245,463

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time and performance restricted stock awards. In addition, in 2012 common shares were awarded to members of the SDT in recognition of additional duties performed. Mr. Garding was awarded 3,594 shares of time restricted stock, 4,790 shares of performance restricted stock and 200 SDT shares in 2012; and 3,921 shares of time restricted and 5,226 shares of performance restricted stock in 2013; and 4,632 shares of time restricted and 4,632 shares of performance restricted stock in 2014. Mr. Riley was awarded 12,000 shares of time restricted stock in 2013; and 2,958 shares of time restricted and 2,958 shares of performance restricted stock in 2014. Mr. Huston was awarded 1,209 shares of time restricted stock, 1,612 shares of performance restricted stock and 200 SDT shares in 2012; and 1,401 shares of time restricted and 1,869 shares of performance restricted stock in 2013; and 1,632 shares of time restricted and 1,632 shares of performance restricted stock in 2014. Mr. Guenthner was awarded 1,296 shares of time restricted stock, 1,728 shares of performance restricted stock and 200 SDT shares in 2012; and 1,188 shares of time restricted stock and 1,584 shares of performance restricted stock in 2013; and 1,386 shares of time restricted and 1,386 shares of performance restricted stock in 2014. Mr. Cerkovnik was awarded 933 shares of time restricted stock in 2012; and 507 shares of time restricted stock and 675 shares of performance restricted stock in 2013; and 1,215 shares of time restricted stock and 1,215 shares of performance restricted stock in 2014.

The value in the above table includes 2012 performance shares based on average ROA and ROE performance at the 71st to 80th percentile; 2013 performance shares based on average ROA, ROE and TSR performance at the 70th to 79th percentile; 2014 performance shares based on average ROA, ROE and TSR performance at the 51st to 60th percentile. The maximum vesting for the performance awards is 125% of the shares if average ROA and ROE performance are at or above the 91st percentile of the SNL Index as defined earlier for 2012; 125% of the shares if average ROA, ROE and TSR performance is at or above the 91st percentile of the SNL Index for 2013 and 150% of the shares if average ROA, ROE and TSR is at or above 76% percentile of the SNL Index for 2014.

The 2012 performance and time vested awards were valued at $14.37 per share as of the grant date; shares awarded to SDT members in 2012 were valued at $14.33 per share as of the grant date; 2013 time and performance vested awards to all named executive officers except for Mr. Riley were valued at $17.22 per share as of the grant date; and the 2013 time vested award to Mr. Riley was valued at $22.24 per share as of the grant date. The 2014 time and performance vested awards were valued at $25.36 per share as of the grant date.

(2)

The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718. For information and assumptions related to the calculation of these amounts, see Notes 1 and 19 of the Notes to Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2014.

(3)

The amounts shown reflect for each NEO: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Code; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans and premiums paid by us for individual long-term care plans; and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)

The amounts in the All Other Compensation column for Mr. Garding also reflect income from the personal use of a company vehicle and amounts paid by us for social club dues and 401k match and profit sharing dollars over the IRS compensation limit.

(5)

The amounts in the All Other Compensation column for Mr. Riley also reflect income from amounts paid by us for social club dues, 401k match over the IRS compensation limit and moving and relocation expenses in 2013.

(6)

The amounts in the All Other Compensation column for Mr. Huston also reflect income from amounts paid by us for social club dues, 401k match over the IRS compensation limit and moving and relocation expenses in 2012.

(7)	The amounts in the All Other Compensation column for Mr. Guenthner also reflect income from amounts paid by us for 401k match and profit sharing dollars over the IRS compensation limit.
(8)	The amounts in the All Other Compensation column for Mr. Cerkovnik also reflect income from amounts paid by us for social club dues and 401k match over the IRS compensation limit.

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GRANTS OF PLAN-BASED AWARDS IN 2014

						All Other
						Stock
						Awards:
			Estimated Future Payouts Under			Number of	Grant Date
			Equity Incentive Plan Awards			Shares of	Fair Value of
		Committee				Stock or	Stock and
	Grant	Approval	Threshold	Target	Maximum	Units	Option
Name	Date	Date	(#)(1)	(#)(2)	(#)(3)	(#)(4)	Awards
Ed Garding	2/15/2014	1/22/2014	—	—	—	4,632	$117,468
	2/15/2014	1/22/2014	2,316	4,632	6,948	—	117,468
Kevin P. Riley	2/15/2014	1/22/2014	—	—	—	2,958	75,015
	2/15/2014	1/22/2014	1,479	2,958	4,437		75,015
Michael G. Huston	2/15/2014	1/22/2014	—	—	—	1,632	41,388
	2/15/2014	1/22/2014	816	1,632	2,448	—	41,388
Kevin J. Guenthner	2/15/2014	1/22/2014	—	—	—	1,386	35,149
	2/15/2014	1/22/2014	693	1,386	2,079	—	35,149
Robert M. Cerkovnik	2/15/2014	1/22/2014	—	—	—	1,215	30,812
	2/15/2014	1/22/2014	608	1,215	1,823	—	30,812

(1)

This represents the threshold payout of 50% of target on the performance shares awarded, one third of which is based on ROA, one third on ROE and the remaining one third on TSR. In order to receive this threshold payout, the Company’s future 3-Year ROA/ROE/TSR must be at the 35th percentile or above when compared to the SNL Index defined earlier.

(2)

This represents the target payout of 100% of target on the performance vested restricted shares awarded, one third of which is based on ROA, one third on ROE and the remaining one third on TSR. In order to receive this threshold payout, the Company’s future 3-Year ROA/ROE/TSR must be at the 51st percentile or above when compared to the SNL Index defined earlier. Dividends are paid on performance vested restricted shares that vest at the same rate as dividends are paid to other shareholders.

(3)

This represents the maximum payout of 150% of target on the performance shares awarded, one third of which is based on ROA, one third on ROE and the remaining one third on TSR. In order to receive this threshold payout, the Company’s future 3-Year ROA/ROE/TSR must be at the 76th percentile or above when compared to the SNL Index defined earlier.

(4)

This represents the shares of time restricted stock that vest at a rate of 33% each year through February 15, 2017, contingent on continued employment. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
								Equity Incentive
						Market	Equity Incentive	Plan Awards:
	Number of	Number of			Number of	Value of	Plan Awards:	Market Value or
	Securities	Securities			Shares or	Shares or	Number of	Payout Value of
	Underlying	Underlying			Units of	Units of	Unearned Shares	Unearned Shares
	Unexercised	Unexercised	Option		Stock	Stock	Units or Other	Units or Other
	Options	Options	Exercise	Option	That Have	That Have	Rights That Have	Rights That Have
	Exercisable	Unexercisable	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)	(#)(1)	($)	Date	(#)(2)	($)	(#)(3)	($)
Ed Garding	6,052	—	$15.25	5/15/2019
	6,284	—	15.00	2/12/2020
	8,250	4,125	14.37	2/17/2022
	6,460	12,920	17.22	2/15/2020
					8,444	$234,912	3,623	$100,792
Kevin P. Riley					10,958	304,852	1,479	41,146
Michael G. Huston	1,800	—	17.00	1/26/2016
	3,600	—	20.62	1/25/2017
	3,600	—	20.87	2/15/2018
	3,840	—	15.25	5/15/2019
	2,576	—	15.00	2/12/2020
	3,971	—	14.20	2/14/2021
	2,778	1,387	14.37	2/17/2022
	2,311	4,622	17.22	2/15/2020
					2,969	82,598	1,283	35,693
Kevin J. Guenthner	1,449	—	14.20	2/14/2021
	1,489	1,488	14.37	2/17/2022
	1,959	3,919	17.22	2/15/2020
					2,610	72,610	1,089	30,296
Robert M. Cerkovnik	—	1,070	14.37	2/17/2022
	—	1,669	17.22	2/15/2020
					1,864	51,856	776	21,588

(1)

All options granted after 2008, all of which expire subsequent to 2018, vest at a rate one-third upon each anniversary of the grant date. All options granted prior to 2009, all of which expire prior to 2018, vest at a rate of 25% upon grant and 25% each year thereafter.

(2)	Represents unvested time restricted stock, which at original issuance vested at a rate of one-third each year, contingent on continued employment.
(3)

Represents the threshold number of performance restricted stock shares that are expected to vest December 31, 2015 or December 31, 2016 based upon achievement of specified performance conditions and continued employment.

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OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting	On Vesting
Name	(#)	($)(1)	(#)	($)(2)
Ed Garding	9,444	$91,922	4,759	$123,602
Kevin P. Riley	—	—	2,666	72,915
Michael G. Huston	—	—	1,050	27,281
Kevin J. Guenthner	—	—	1,210	31,747
Robert M. Cerkovnik	2,376	20,818	522	13,218

(1)

The amount in the Value Realized On Exercise column reflects the difference between the stock option exercise price and the closing price of the stock on the day prior to exercise multiplied by the number of shares acquired.

(2)	The amount in the Value Realized On Vesting column reflects the closing price of the stock on the day prior to vesting multiplied by the number of shares vesting.

Nonqualified Deferred Compensation

Pursuant to our nonqualified deferred compensation plan described above under “Deferred Compensation Plans,” certain executives, including the NEOs, may defer a portion of base salary and short-term incentives. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned in the following year.

Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments based on the executive’s election made at least one year prior to retirement.

NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)
Ed Garding	$16,381	$30,199	$3,773	$—	$107,424
Kevin P. Riley	—	2,363	—	—	2,363
Kevin J. Guenthner	15,047	979	20,474	—	365,953

(1)

The amounts in the Executive Contributions in Last Fiscal Year column are included as salary and/or short-term incentives for each of the NEOs in the summary compensation table in the year the contribution was earned.

(2)	The amounts in Registrant Contributions in Last Fiscal Year column are included as other compensation for each of the NEOs in the summary compensation table in the year the contribution was earned.

Potential Payments upon Termination or Change of Control

The amount of compensation payable to the NEOs upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is explained below. The amounts shown assume that such termination was effective as of December 31, 2014 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of separation.

Payments Made Upon Termination. Regardless of the manner in which a NEO’s employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and

•	unused paid time off.

In its discretion, the Board may authorize payment of a short-term incentive on a pro rata or other basis, if at all. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, short-term incentives and deferred compensation for the most recent fiscal year ended December 31, 2014 are contained in the various tables included above.

Severance Payments. Except for the benefits listed under the heading “Payments Made Upon Termination” above, the NEOs are not entitled to any other severance benefits.

Payments Made Upon Retirement. In the event of retirement, the NEOs would be entitled to the benefits listed under the heading “Payments Made Upon Termination” above.

Payments Made Upon Death. In the event of death, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the estates or other beneficiaries of the NEOs are entitled to receive benefits under our group life insurance plan equal to the lesser of (i) 2.5 times their respective base salary or (ii) $300,000. For all NEOs, the applicable amount would be $300,000.

Benefits are also available under our endorsement split-dollar plan pursuant to which the estate or other beneficiaries of Ed Garding are entitled to receive benefits equal to the lower of the net insurance amount or three times his base salary.

An additional $100,000 of policy death benefits under the life insurance policy covering selected officers of First Interstate Bank asre available to the beneficiaries of Mr. Garding should death occur while he is employed by the Company.

An additional $150,000 of survivor income benefit pursuant to life insurance policies covering selected officers of First Interstate Bank is available to the beneficiaries of Mr. Riley and Mr. Guenthner should death occur while they are employed by the Company.

Payments Made Upon Disability. In the event of disability, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the NEOs are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For each of the NEOs the applicable amount would be $13,000 per month.

Payments Made Upon a Change of Control. The NEOs are not entitled to any payment resulting from a change in control.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2014, each director, other than Ed Garding, Thomas W. Scott, and James R. Scott, received an annual retainer valued at $41,750 with at least $21,750 of that being paid in the form of equity. The Directors may elect to receive the other $20,000 in the form of cash, common stock or stock options.

Each director, other than Ed Garding, Thomas W. Scott, and James R. Scott, received fees of $1,000 per board meeting attended and $750 per committee meeting attended. Committee chairpersons also received an additional annual retainer, in cash or equity, of $7,500. Beginning in September 2014, fees paid to directors serving on our audit committee were increased to $1,000 per meeting and the annual retainer paid to the audit committee chairperson, in cash or equity, was increased to $10,000.

Thomas W. Scott received an annual retainer of $315,000, paid bi-weekly, for his services as Chairman of the Board. James R. Scott received an annual retainer of $330,000, paid bi-weekly, for services as Executive Vice Chairman of the Board. Both Thomas W. Scott and James R. Scott received one third of their retainers in the form of stock. These retainers were in lieu of all director fees and other retainers described above. The retainer paid to Mr. Thomas Scott recognizes his work on executive succession planning, assistance provided to Company management in monitoring problem loans and non-performing assets and travel to branch banking offices to meet with and communicate expectations to our advisory boards. The retainer paid to James R. Scott recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board in capital planning, deployment and the creation of shareholder value, executive succession planning and community visibility.

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Options Awards ($)	All Other Compensation ($)	Total ($)
Thomas W. Scott(2)	$210,000	$105,000	$—	$9,403	$324,403
James R. Scott(2)	220,000	110,000	—	9,403	339,403
Ed Garding(3)	—	—	—	—	—
Steven J. Corning(4)	35,250	35,462	—	60,000	130,712
Dana L. Crandall(5)	31,500	21,750	—	—	53,250
David H. Crum	18,750	41,740	—	—	60,490
William B. Ebzery	20,500	41,740	—	—	62,240
Charles E. Hart, M.D., M.S.	20,250	49,220	—	—	69,470
James W. Haugh(6)	5,000	—	—	—	5,000
Charles M. Heyneman(7)	32,000	21,750	—	121,034	174,784
John M. Heyneman, Jr.	38,750	21,750	—	—	60,500
David L. Jahnke	48,500	21,750	—	—	70,250
Ross E. Leckie	48,750	21,750	—	—	70,500
Jonathan R. Scott(7)	31,250	21,750	—	250,241	303,241
Randall I. Scott	33,500	21,750	—	13,931	69,181
Michael J. Sullivan	36,500	21,750	—	—	58,250
Teresa A. Taylor	41,500	21,750	—	—	63,250
Theodore H. Williams	24,500	41,740	—	—	66,240

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of stock awards granted to non-employee directors, the number of outstanding stock awards held by the directors at December 31, 2014 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(2)	The amounts in All Other Compensation include reimbursements for group medical insurance coverage.

(3)	Mr. Garding received no compensation for serving as a director, but he was compensated in his capacity as our president and CEO through December 31, 2014.
(4)

Mr. Corning received $60,000 in 2014 pursuant to a contractual agreement for management of a construction project on behalf of the Company. The total contracted amount for the project is the lesser of $180,000 or 4% of hard construction costs. These payments are unrelated to his service as a director. For additional information regarding this arrangement, see “Certain Relationships and Related Transactions” below.

(5)	Ms. Crandall joined the board in May of 2014.
(6)	Mr. Haugh retired from the board in May of 2014.
(7)	The amounts in All Other Compensation include reimbursements for group medical insurance coverage and compensation as an employee of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the year ended December 31, 2014, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions: Jonathan R. Scott, a director and employee of the Company, failed to report on a timely basis the February 15, 2014 award of 1,338 unvested Class A common shares issued for no consideration pursuant to the Company’s 2006 Equity Compensation Plan and the disposition of 276 Class A common shares to the Company in payment of minimum required withholding taxes due upon vesting of previously issued unvested shares. These transactions were subsequently reported on May 2, 2014. Ed Garding, an executive officer, failed to report on a timely basis the May 14, 2014 and August 15, 2014 reinvestment of cash dividends to purchase an aggregate of 40 Class A common shares. These transactions were subsequently reported on August 21, 2014 and November 10, 2014, repectively. Theodore H. Williams, a director, failed to report on a timely basis the August 16, 2013, November 18, 2013, May 20, 2014, August 18, 2014 and November 18, 2014 reinvestment of cash dividends to purchase an aggregate of 15 Class A common shares. These transactions were subsequently reported on March 19, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features. The independent members of our governance & nominating committee review and approve all related party transactions in excess of $120,000.

Certain executive officers, directors and greater than 5% shareholders of ours and certain entities and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $25,794,000 as of December 31, 2014. During 2014, new loans and advances on existing loans of $9,519,000 were funded and loan repayments totaled $9,342,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us.

On May 2, 2014, we repurchased 20,000 Class A common shares from Jonathan R. Scott, a director of ours, and 8,000 Class A common shares from Homer A. Scott, Jr., a greater than 5% shareholder, at a price of $24.77 per share. In addition, on

August 6, 2014, we repurchased 9,615 Class A common shares from Thomas W. Scott, the chairman of our Board, at a price of $25.50 per share. The repurchases were made in privately negotiated transactions pursuant to a stock repurchase program approved by our Board in November 2013.

We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the chairman of our Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third party operating expenses related to the aircraft. During 2014, we paid total fees and operating expenses of $306,000 for our use of the aircraft. In addition, we lease a portion of our hanger and provide pilot services to the related entity. During 2014, we received payments from the related entity of $77,000 for hanger use, pilot fees and reimbursement of certain third party operating expenses related to Mr. Scott’s personal use of the aircraft.

Thomas W. Scott, chairman of our Board, James R. Scott, executive vice-chairman of our Board, three of our directors, John M. Heyneman, Charles M. Heyneman and Randall I. Scott and one greater than 5% shareholder, Homer A Scott, Jr., each has a 2.5% interest in Scott Family Services, Inc., or SFS, which provides professional services that benefit us and the Scott Family. In addition, Randall I. Scott is the chairman of the board of directors of SFS. Services provided for our benefit include shareholder education and communication, strategic enterprise planning and corporate governance consultation. During 2014, we paid $255,000 for these services. SFS reimburses us for all salaries, wages and employee benefits expenses incurred by us on its behalf for personnel.

During 2012, the Company entered into a contract with an entity wholly-owned by Steven J. Corning, a director of ours, to provide construction management and advisory services related to the construction of a bank office building. We paid the entity $60,000 during 2014.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of personal conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

On January 28, 2010, the Board adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy, as amended, generally provides that we will not enter into any transaction or series of transactions in excess of $120,000 with related parties unless such transaction(s) are (1) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the Company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined to be in the best interests of the Company and our shareholders, as approved by the independent directors of our governance & nominating committee. The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.

All of the ongoing related party transactions described above were reviewed and approved by the independent directors of the governance & nominating committee in accordance with the policy.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2016 annual meeting of shareholders is expected to be held on or about May 18, 2016, and proxy materials in connection with that meeting are expected to be mailed on or about April 8, 2016. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2016 annual meeting of shareholders is December 10, 2015, which is 120 days prior to the anniversary of the mailing date for our proxy materials.

Additionally, under the terms of our amended and restated bylaws, shareholders who wish to present an item of business at the 2016 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to May 20, 2016, which will be the one-year anniversary of our 2015 annual meeting. If we do not receive notice of a shareholder proposal in advance of such date, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2016 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2014, which includes our audited financial statements. Written requests for a copy of our Annual Report on Form 10-K should be addressed to Amy Anderson, Assistant Vice President, First Interstate BancSystem, Inc., 401 North 31st Street, PO Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ CAROL STEPHENS DONALDSON

Carol Stephens Donaldson

Secretary

Billings, Montana

April 2, 2015

Appendix A

FIRST INTERSTATE BANCSYSTEM, INC.

2015 EQUITY AND INCENTIVE PLAN

INTRODUCTION

The name of this plan is the First Interstate BancSystem, Inc. 2015 Equity and Incentive Plan. The purposes of the Plan are to (a) enable First Interstate BancSystem, Inc. and any Affiliate to attract and retain the types of Employees and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees and Directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

The persons eligible to receive Awards are the Employees and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees and Directors after the receipt of Awards.

Awards that may be granted under the Plan include Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Compensation Awards.

ARTICLE 1. DEFINITIONS

1.1	Affiliate means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

1.2	Applicable Laws means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

1.3	Award means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, or a Performance Compensation Award.

1.4	Award Agreement means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement is subject to the terms and conditions of the Plan.

1.5	Board means the Board of Directors of the Company, as constituted at any time.

1.6	Cause means:

(a)	with respect to any Employee: (a) If the Employee is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (b) if no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

(b)	with respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (a) malfeasance in office; (b) gross misconduct or neglect; (c) false or fraudulent misrepresentation inducing the director’s appointment; (d) willful conversion of corporate funds; or (e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee has the discretion to determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

1.7	Change in Control means the date on which one of the following, each referred to as a “Change in Control Event” and each interpreted in accordance with the definition of Change in Control under Code Section 409A and applicable regulations, shall have occurred with respect to the Company:

(a)	One person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that a Change in Control has not occurred if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock; and provided further that a person (or more than one person acting as a group) shall not be deemed to have acquired ownership of stock of the Company for purposes of this definition solely by virtue of becoming a member of the Schedule 13D group (as such group composition may be changed from time to time) formed (as contemplated under Section 13(d) of the Exchange Act and the rules promulgated thereunder) in connection with the Company’s 2010 initial public offering of its Common Stock on the Nasdaq Stock Market for purposes of influencing control over the Company to the extent necessary to ensure that the Company qualifies as a “controlled company” under applicable Nasdaq Marketplace Rules;

(b)	A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(c)	One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such Acquisitions.

1.8	Code means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code includes a reference to any regulations promulgated thereunder.

1.9	Committee means the Compensation Committee of the Company.

1.10	Common Stock means the Class A common stock of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

1.11	Company means First Interstate BancSystem, Inc., a Montana corporation, and any successor thereto.

1.12	Continuous Service means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Director, is not interrupted or terminated. The Participant’s Continuous Service has not terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Director or a change in the entity for which the Participant renders such service. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. In addition, the Committee has the discretion to determine whether Continuous Service has been interrupted in the case of any leave of absence, including sick leave, military leave or any other personal or family leave of absence. Notwithstanding the foregoing, if any Award is subject to Code Section 409A, Continuous Service will be deemed interrupted or terminated consistent with Section 409A and applicable guidance.

1.13	Covered Employee has the same meaning as set forth in Code Section 162(m)(3), as interpreted by Internal Revenue Service Notice 2007-49.

1.14	Director means a member of the Board.

1.15	Disability means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Code Section 22(e)(3). The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

1.16	Disqualifying Disposition has the meaning set forth in Section 6.11.

1.17	Effective Date means November 20, 2014, the date as of which this Plan was adopted by the Board.

1.18	Employee means any person employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee means an employee of the Company or a parent or subsidiary corporation within the meaning of Code Section 424. A Director may also be an Employee, although mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

1.19	Exchange Act means the Securities Exchange Act of 1934, as amended.

1.20	Fair Market Value means, as of any date, the value of the Common Stock as determined by reference to the closing sale price for the primary trading session in the principal U.S. market for the Common Stock on the first trading date prior to the date of grant.

1.21	Free Standing Rights has the meaning set forth in Section 7.1.

1.22	Good Reason means: (a) If an Employee is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or (b) if no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity (other than in connection with reductions made to other similarly situated Employees); or (iii) a geographical relocation of the Participant’s principal office location by more than 50 miles.

1.23	Grant Date means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

1.24	Incentive Stock Option means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422.

1.25	Incumbent Directors means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

1.26	Negative Discretion means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Article 9 of the Plan; provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

1.27	Non-Employee Director means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

1.28	Non-qualified Stock Option means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

1.29	Officer means a person who is an officer of the Company within the meaning of Rule 16a-1(f) promulgated under the Exchange Act.

1.30	Option means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

1.31	Optionholder means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

1.32	Option Exercise Price means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

1.33	Outside Director means a Director who is an “outside director” within the meaning of Code Section 162(m) and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

1.34	Participant means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

1.35	Performance Compensation Award means any Award designated by the Committee as a Performance Compensation Award pursuant to Article 9 of the Plan.

1.36	Performance Criteria means the criterion or criteria that the Committee selects for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria will be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and will be based on one or more of the following metrics: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, tangible equity, or tangible common equity; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) efficiency ratio; (k) improvements in capital structure; (l) budget and expense management; (m) number of customers or accounts; (n) total assets or asset mix; (o) loans or loan mix; (p) deposits; (q) asset quality; (r) credit quality; (s) regulatory exams; (t) audit results; (u) customer satisfaction; (v) share price (including, but not limited to, growth measures and total shareholder return); (w) expense targets; (x) operating efficiency; (y) working capital targets; (z) enterprise value; and (aa) completion of acquisitions or business expansion.

A Performance Criteria may be expressed in any form that the Committee determines, including but not limited to: absolute value, ratio, average, percentage growth, absolute growth, cumulative growth, per share of common stock outstanding, or per full-time equivalent employee. In addition, a Performance Criteria may be used to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, or as compared to the performance of a group of comparable companies, or published or special index, or the Committee may select Performance Criterion (v) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Code Section 162(m), the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

1.37	Performance Formula means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

1.38	Performance Goals means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Code Section 162(m)), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Code Section 162(m) in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

1.39	Performance Period means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

1.40	Permitted Transferee means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.

1.41	Plan means this First Interstate BancSystem, Inc. 2015 Equity and Incentive Plan, as amended and/or amended and restated from time to time.

1.42	Related Rights has the meaning set forth in Section 7.1.

1.43	Restricted Period has the meaning set forth in Section 5.2.

1.44	Restricted Stock Award means any Award granted pursuant to Section 5.1.

1.45	Restricted Stock Unit Award means any Award granted pursuant to Section 8.1.

1.46	Rule 16b-3 means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

1.47	Securities Act means the Securities Act of 1933, as amended.

1.48	Stock Appreciation Right means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

1.49	Stock for Stock Exchange has the meaning set forth in Section 6.2.

1.50	Ten Percent Shareholder means a person who owns (or is deemed to own pursuant to Code Section 424(d)) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

ARTICLE 2.

ADMINISTRATION

2.1	AUTHORITY OF COMMITTEE. The Plan shall be administered by the Committee, provided that the Board may itself exercise or may delegate to any other person or committee any of the authority granted to the Committee with respect to the Plan. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by this Plan, the Committee shall have the authority:

(a)	to construe and interpret the Plan and apply its provisions;

(b)	to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)	to delegate its authority to a subcommittee or to any officer of the Company;

(e)	to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)	from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g)	to determine the number of shares of Common Stock to be made subject to each Award;

(h)	to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)	to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)	to designate an Award (including a cash incentive) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(k)	to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(l)	to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(m)	to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n)	to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(o)	to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

2.2	COMMITTEE DECISIONS FINAL. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

2.3	AWARDS TO COVERED EMPLOYEES AND OFFICERS. The Committee may establish procedures and guidelines such that Awards to Covered Employees and Officers will comply with the exemption requirements of Code Section 162(m) and/or Rule 16b-3, in which case the Awards will be determined and made by a subcommittee consisting solely of two or more Non-Employee Directors who are also Outside Directors. In the event that an Award is made to a Covered Employee or an Officer that is not exempt from Rule 16b-3 and/or Code Section 162(m), the Award is not void unless otherwise provided in the Award Agreement.

2.4	AWARDS TO NON-OFFICERS. Notwithstanding anything to the contrary in this Plan, the Chief Executive Officer of the Company has the authority to make Awards to Employees who are not Covered Employees, Officers or Directors, subject to any limitations or guidelines established by the Committee.

2.5	INDEMNIFICATION. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1	INITIAL POOL. Subject to adjustment in accordance with Article 13, a total of 2,000,000 shares of Common Stock will be available for the grant of Awards under the Plan (all of which are eligible for issuance under Incentive Stock Options). Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

3.2	AWARD LIMITS. Subject to adjustment in accordance with Article 13, individual limits on Awards in any single calendar year will be: (a) no Employee may be granted Awards of any type with respect to more than 200,000 shares of Common Stock in the aggregate; (b) no Director may be granted Awards of any type with respect to more than 50,000 shares of Common Stock in the aggregate; and (c) no Employee or Director may be granted cash Performance Compensation Awards in an amount exceeding $3,000,000. If an Award (other than a cash Performance Compensation Award) is to be settled in cash, the number of shares of Common Stock on which the Award is based will count toward such individual share limit.

3.3	RECYCLING. Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, or to the extent that shares are: (a) tendered in payment of an Option, (b) delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, then such shares will not again be available for issuance under the Plan.

ARTICLE 4. ELIGIBILITY

4.1	ELIGIBILITY FOR SPECIFIC AWARDS. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees and Directors and those individuals whom the Committee determines are reasonably expected to become Employees and Directors following the Grant Date.

4.2	TEN PERCENT SHAREHOLDERS. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

ARTICLE 5.

RESTRICTED STOCK AWARDS

5.1	GENERAL. A Restricted Stock Award is an Award of actual shares of Common Stock (“Restricted Stock”) that provides that such Restricted Stock may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose until the restrictions set forth in the Award Agreement lapse.

5.2	AWARD AGREEMENT; RESTRICTIONS. Each Restricted Stock Award granted under the Plan must be evidenced by an Award Agreement that sets forth the restrictions that apply to the vesting of the Award, which restrictions may be either or both: (a) the requirement to continue to perform services for a designated period, and/or (b) the attainment of specified performance goals (which may or may not be intended to qualify the Award as a Performance Compensation Award) that must be achieved during a designated period. The required period for performance of services and/or the achievement of performance goals is referred to as the “Restricted Period.” Each Restricted Stock Award so granted will be subject to the conditions set forth in this Article 5, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Notwithstanding anything to the contrary in this Section 5.2 or otherwise, the “Restricted Period” may be defined as zero, such that the Award is immediately vested on date of grant.

5.3	SHAREHOLDER RIGHTS. Unless otherwise provided in the Award Agreement, the Participant generally has the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends. In the event that the Award Agreement provides that cash dividends and stock dividends with respect to the Restricted Stock will be withheld, they will be held by the Company for the Participant’s account, without interest (unless otherwise provided in the Award Agreement), and will be distributed to the Participant in cash (or at the discretion of the Committee in shares of Common Stock having a Fair Market Value equal to the amount of such dividends) upon the release of restrictions on the shares to which they relate and, if such shares are forfeited, the Participant will also forfeit the right to such dividends.

5.4	RESTRICTIONS. Restricted Stock awarded to a Participant will be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) the Participant will not be entitled to delivery of the Common Stock; (B) the shares will be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares will be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the Common Stock must be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares will terminate without further obligation on the part of the Company. The Committee has the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock was granted, such action is appropriate.

5.5	DELIVERY OF RESTRICTED STOCK. Upon the expiration of the Restricted Period, to the extent the service and/or performance goals applicable to the Restricted Stock are satisfied, the restrictions set forth in Section 5.4 and the applicable Award Agreement will be of no further force or effect with respect to such shares, and the Company will deliver to the Participant or his or her beneficiary, without charge, the shares of Common Stock (to the nearest full share) and (if applicable) any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock. No Restricted Stock Award may be granted or settled for a fraction of a share of Common Stock.

5.6	STOCK RESTRICTIONS. Restricted Stock awarded under the Plan will bear a legend in such form as the Company deems appropriate.

ARTICLE 6.

STOCK OPTIONS

6.1	OPTION PROVISIONS. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Article 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the terms of such Option do not satisfy the requirements of Code Section 409A. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)	Term. Subject to the provisions of Section 4.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

(b)	Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 4.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 424(a).

(c)	Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 409A.

6.2	CONSIDERATION.

(a)	The Option Exercise Price of Common Stock acquired pursuant to an Option may be paid, to the extent permitted by applicable statutes and regulations, either:

(1)	in cash or by certified or bank check at the time the Option is exercised; or

(2)	only to the extent permitted by the Committee, (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee.

(b)	The Committee may impose any conditions on the payment of the Exercise Price, such as holding requirements in the event that the exercise price of Common Stock acquired pursuant to an Option is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company.

(c)	No Director or executive officer (which for this purpose means executive officer as defined in Rule 3b-7 of the Exchange Act) will be permitted to pay an Exercise Price in any manner that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 13(k) of the Exchange Act.

6.3	TRANSFERABILITY OF AN INCENTIVE STOCK OPTION. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.4	TRANSFERABILITY OF A NON-QUALIFIED STOCK OPTION. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.5	VESTING OF OPTIONS. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.6	TERMINATION OF CONTINUOUS SERVICE. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.7	EXTENSION OF TERMINATION DATE. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option as set forth in the Award Agreement or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.8	DISABILITY OF OPTIONHOLDER. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.9	DEATH OF OPTIONHOLDER. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.10	INCENTIVE STOCK OPTION $100,000 LIMITATION. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

6.11	DISQUALIFYING DISPOSITIONS. Any Participant who makes a “disposition” (as defined in Code Section 424) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) must immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

6.12	REPRICING. The Committee may not modify the Option Exercise Price in any manner that would constitute a repricing of the Option, without shareholder approval.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1	GENERAL. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Article 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

7.2	RELATED RIGHT GRANT REQUIREMENTS. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.3	TERM OF STOCK APPRECIATION RIGHTS. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

7.4	VESTING OF STOCK APPRECIATION RIGHTS. Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event.

7.5

EXERCISE AND PAYMENT. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

7.6	EXERCISE PRICE. The exercise price of a Free Standing Stock Appreciation Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted intandem with an Option unless the Committee determines that the requirements of Code Section409A are satisfied.

7.7	REDUCTION IN THE UNDERLYING OPTION SHARES. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

7.8	REPRICING. The Committee may not modify the Exercise Price of a Stock Appreciation Right in any manner that would constitute a repricing of the Stock Appreciation Right, without shareholder approval.

ARTICLE 8.

RESTRICTED STOCK UNIT AWARDS

8.1	GENERAL. A Restricted Stock Unit Award is an Award of hypothetical Common Stock units (“Restricted Stock Units” or “RSUs”)) having a value equal to the Fair Market Value of an identical number of shares of Common Stock that entitles the Participant to payment in cash or shares of Common Stock at the expiration of the Restricted Period. Each RSU Award granted under the Plan must be evidenced by an Award Agreement. Each RSU Award so granted will be subject to the conditions set forth in this Article 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

8.2

AWARD AGREEMENT. The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock will be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant has no voting rights with respect to any Restricted Stock Units. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). If credited, Dividend Equivalents will be withheld by the Company for the Participant’s account, without interest (unless otherwise provided in the Award Agreement). Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) will be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant will also forfeit the right to such Dividend Equivalents.

8.3	RESTRICTIONS.

(a)	Restricted Stock Units awarded to any Participant will be subject to forfeiture until the expiration of the Restricted Period and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units will terminate without further obligation on the part of the Company. RSUs will also be subject to such other terms and conditions as may be set forth in the applicable Award Agreement.

(b)	The Committee has the authority to remove any or all of the restrictions on the Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock Units are granted, such action is appropriate.

(c)	The Committee may provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

8.4	SETTLEMENT OF RESTRICTED STOCK UNITS. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company will deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit and the interest thereon, if any, or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment will be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to each Vested Unit.

ARTICLE 9.

PERFORMANCE COMPENSATION AWARDS

9.1	GENERAL. The Committee has the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the Grant Date), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Code Section 162(m). In addition, the Committee has the authority to make an Award of a cash incentive to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Code Section 162(m).

9.2	ELIGIBILITY. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period will not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award will be decided solely in accordance with the provisions of this Article 9. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period does not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder does not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

9.3	DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE COMPENSATION AWARDS. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period will not be less than one fiscal quarter in duration), the types of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kinds and/or levels of the Performance Goals that apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Code Section 162(m)), the Committee will, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 9.3 and record the same in writing.

9.4	PAYMENT OF PERFORMANCE COMPENSATION AWARDS.

(a)	Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(b)	Limitation. A Participant is eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(c)	Certification. The Committee must review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee will then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 9.4(d) hereof, if and when it deems appropriate.

(d)	Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee does not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 9.4(f).

(e)	Timing of Award Payments. Performance Compensation Awards granted for a Performance Period will be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 9.4(c).

(f)	Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period (excluding any Options and Stock Appreciation Rights) is 200,000 shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a cash incentive Award described in the last sentence of Section 9.1 is $3,000,000. Furthermore, any Performance Compensation Award that has been deferred may not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

ARTICLE 10.

SECURITIES LAW COMPLIANCE

Each Award Agreement may provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company will use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking does not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

ARTICLE 11.

USE OF PROCEEDS FROM STOCK

Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, will constitute general funds of the Company.

ARTICLE 12.

MISCELLANEOUS

12.1	ACCELERATION OF EXERCISABILITY AND VESTING. The Committee has the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

12.2	SHAREHOLDER RIGHTS. Except as provided in the Plan or an Award Agreement, no Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock is issued, except as provided in Article 13.

12.3	NO EMPLOYMENT OR OTHER SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Award granted pursuant thereto confers upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affects the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

12.4	TRANSFER; APPROVED LEAVE OF ABSENCE. For purposes of the Plan, no termination of employment by an Employee will be deemed to result from either (a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Code Section 409A if the applicable Award is subject thereto.

12.5	WITHHOLDING OBLIGATIONS. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

ARTICLE 13.

EFFECT OF CORPORATE TRANSACTION

13.1	ADJUSTMENTS UPON CHANGES IN STOCK.

(a)	In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Article 3 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Article 3 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award.

(b)	In the case of adjustments made pursuant to this Article 13, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee will, in the case of Incentive Stock Options, ensure that any adjustments under this Article 13 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Code Section 424(h)(3) and in the case of Non-qualified Stock Options, ensure that any adjustments under this Article 13 will not constitute a modification of such Non-qualified Stock Options within the meaning of Code Section 409A. Any adjustments made under this Article 13 will be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as “performance-based compensation” under Code Section 162(m), any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Code Section 162(m). The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment will be conclusive and binding for all purposes.

13.2	ASSUMPTION OF AWARDS ON REORGANIZATION EVENT. In the event of a Change of Control or merger, reorganization, or other transaction in which the Company is not the surviving entity (each, a “Reorganization Event”), the Committee may provide without further consent or agreement by the Participant, that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices. To the extent Awards are not so assumed by the acquiring or succeeding corporation, the Committee may provide either (a) that outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, prior to or upon consummation of the Reorganization Event (and to the extent not exercised, will be terminated in connection with the Reorganization Event), or (b) that outstanding Awards will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Reorganization Event (and if as of the date of the occurrence of the Reorganization Event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment).

13.3	EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control (unless an Award has been canceled as provided in Section 13.2), unless otherwise provided in the Award Agreement, Awards will be treated as provided in this Section 13.3.

(a)	In the event of a Participant’s termination of Continuous Service without Cause or for Good Reason during the 24-month period following a Change in Control, notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, all Options and Stock Appreciation Rights will become immediately exercisable with respect to 100% of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period will expire immediately with respect to 100% of the shares of Restricted Stock or Restricted Stock Units as of the date of the Participant’s termination of Continuous Service.

(b)	With respect to Performance Compensation Awards, in the event of a Participant’s termination of Continuous Service without Cause or for Good Reason, in either case, within 24 months following a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at the greater of (i) 100% of target levels and (ii) actual performance as of the date of the Change in Control, and all other terms and conditions will be deemed met as of the date of the Participant’s termination of Continuous Service.

(c)	To the extent practicable, any actions taken by the Committee under the immediately preceding subsection (a) and (b) will occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

13.4	DISSOLUTION OR LIQUIDATION. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of the dissolution or liquidation of the Company.

ARTICLE 14.

AMENDMENT OF THE PLAN AND AWARDS

14.1	AMENDMENT OF PLAN. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in this Plan, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws.

14.2	SHAREHOLDER APPROVAL. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Code Section 162(m) and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

14.3	CONTEMPLATED AMENDMENTS. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Code Section 409A and/or to bring the Plan and/or Awards granted under it into compliance therewith.

14.4	NO IMPAIRMENT OF RIGHTS. Rights under any Award granted before amendment of the Plan may not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.5	AMENDMENT OF AWARDS. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

ARTICLE 15.

GENERAL PROVISIONS

15.1	FORFEITURE EVENTS. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

15.2	CLAWBACK. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

15.3	OTHER COMPENSATION ARRANGEMENTS. Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

15.4	SUB-PLANS. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans may contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans will be deemed a part of the Plan, but each sub-plan will apply only to the Participants in the jurisdiction for which the sub-plan was designed.

15.5	DEFERRAL OF AWARDS. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

15.6	UNFUNDED PLAN. The Plan is unfunded. Neither the Company, the Board nor the Committee is required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

15.7	DELIVERY. Upon exercise of a right granted under this Plan, the Company will issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days will be considered a reasonable period of time.

15.8	NO FRACTIONAL SHARES. No fractional shares of Common Stock will be issued or delivered pursuant to the Plan. The Committee will determine whether cash, additional Awards or other securities or property will be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

15.9	OTHER PROVISIONS. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

15.10	SECTION 409A. The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the 6 month period immediately following the Participant’s termination of Continuous Service will instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

15.11	BENEFICIARY DESIGNATION. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, must be in a form reasonably prescribed by the Committee and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

15.12	EXPENSES. The costs of administering the Plan will be paid by the Company.

15.13	SEVERABILITY. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby.

15.14	PLAN HEADINGS. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

15.15	NON-UNIFORM TREATMENT. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee may make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

ARTICLE 16.

EFFECTIVE DATE OF PLAN

The Plan is effective as of the Effective Date, but no Award may be exercised (or, in the case of a stock Award, may be granted) unless and until the Plan has been approved by the shareholders of the Company within twelve months after the Effective Date.

ARTICLE 17.

TERMINATION OR SUSPENSION OF THE PLAN

The Plan will terminate automatically on November 20, 2024. No Award may be granted pursuant to the Plan after such date, but Awards granted before such date may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section14.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Unless the Company determines to submit Article 9 of the Plan and the definition of “Performance Goal” and “Performance Criteria” to the Company’s shareholders at the first shareholder meeting that occurs in the fifth year following the year in which the Plan was last approved by shareholders (or any earlier meeting designated by the Board), in accordance with the requirements of Code Section 162(m), and such shareholder approval is obtained, then no further Performance Compensation Awards may be made to Covered Employees under Article 9 after the date of such annual meeting, but the Plan may continue in effect for Awards to Participants not in accordance with Code Section 162(m).

ARTICLE 18.

CHOICE OF LAW

The law of the State of Montana will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST INTERSTATE BANCSYSTEM, INC.

May 20, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/40016/
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 00003333333330000000 1	052015

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

	1.	Election of Directors
Nominees
			FOR	AGAINST	ABSTAIN
		(1) Ed Garding	☐	☐	☐
		(2) David L. Jahnke	☐	☐	☐
		(3) Ross E. Leckie	☐	☐	☐
		(4) James R. Scott	☐	☐	☐
		(5) Randall I. Scott	☐	☐	☐
		(6) Teresa A. Taylor	☐	☐	☐
	2.	Advisory Vote on Executive Compensation	☐	☐	☐
	3.	Approval of 2015 Equity and Incentive Plan	☐	☐	☐
	4.	Ratification of McGladrey LLP as our Independent Registered Public Accounting Firm for 2015	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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